Certain information identified by [***] has been excluded from this exhibit because it is both (i) not material and (ii) of the type that the registrant treats as private or confidential.

SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

entered, by and among,

as buyer,

EVERTEC BRASIL INFORMÁTICA S.A.

as sellers,

CARLOS ALBERTO SANTANA

MARIA GABRIELA SANTANA

and, as intervening consenting party,

TECNOBANK TECNOLOGIA BANCÁRIA S.A.

________________________________

São Paulo, August 20, 2025
________________________________

SHARE PURCHASE AGREEMENT AND OTHER COVENANTS
By this particular instrument, on one side:
1.EVERTEC BRASIL INFORMÁTICA S.A., a privately held corporation, duly constituted and existing in accordance with the Laws of the Federative Republic of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Rua Bela Cintra, No. 765, 9th floor, Consolação, CEP 01415-003, registered in the National Registry of Legal Entities of the Brazilian Ministry of Finance (“CNPJ/MF”) under No. 06.187.556/0001-15, hereby represented in the form of its bylaws (hereinafter referred to as “Buyer”);
and, on the other side,
2.CARLOS ALBERTO SANTANA, [***] (“Carlos”);
3.MARIA GABRIELA SANTANA, [***] (“Maria Gabriela” and, together with Carlos, “Sellers”. Buyer and Sellers are hereinafter referred to simply as the “Parties”);
and, as intervening consenting party,
4.TECNOBANK TECNOLOGIA BANCÁRIA S.A., a privately held corporation duly constituted and existing in accordance with the Laws of the Federative Republic of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1.356, 9th floor, Conjunto 92, Vila Olímpia, Zip Code 04.547-005, registered with the CNPJ/MF under No. 09.016.926/0001-40, hereby represented in the form of its bylaws (the “Company” or “Intervening Consenting Party”).
WHEREAS:
(A)On this date, Sellers are the legitimate owners and holders of four hundred and six thousand, eight hundred and forty-six (406,846) common and registered shares issued by the Company and forty-eight (48) Class A preferred and registered shares issued by the Company, which represent the entire capital stock of the Company (“Shares”), free and clear of any Encumbrances, except for the Pledged Shares, distributed according to the table below:

Shareholder	Common stock	Class A Preferred Stock	Percentage
Carlos	203.420	48	98%
Maria Gabriela	203.426	0	2%
Total	406.846	48	100%

(B)The Company's corporate purpose is to carry out the following activities: (i) the development, management and licensing of technology and services, and the operationalization of registration and electronic computing systems, for the electronic registration of vehicle financing agreements with a fiduciary alienation clause, commercial lease, reservation of title, pledge or any other type of credit and financing, with the executive traffic agencies of the States and the Federal District, as well as for consultations and validations of information related to the operation; (ii) the organization, development, management and licensing of technology and services for the processing of extrajudicial enforcement actions involving motor vehicles with the executive traffic agencies of the States and the Federal District (including services related to the integration of systems, services of notifications to debtors and issuance of search and seizure certificates within the scope of the extrajudicial execution of guarantees), as well as for consultations and validation of information related to the operation; (iii) development, management and licensing of technology for business information and risk classification aimed at the registration of vehicle financing agreements and for the extrajudicial execution procedure of vehicles under warranty; and (iv) development, management and licensing of technology and services for the communication of the sale of motor vehicles;
(C)On February 8, 2019, Carlos and [***] have entered into a Share Purchase Agreement and Other Covenants, as amended on the same date (i.e., February 8, 2019), on February 18, 2019 and on December 28, 2019, regulating: (i) the purchase, on the part of Carlos, of all the shares issued by the Company held by [***]; (ii) the grant, by Carlos, of a call option in favor of [***] of one hundred and one thousand, seven hundred and ten (101,710) common shares and twenty-four (24) Class A preferred shares issued by the Company and held by him, representing forty-nine percent (49%) of the Company's total capital stock (“Option Shares” and “Call Option”, respectively); and (iii) constitution of a pledge, by Carlos, on all the Option Shares in favor of [***], for the purpose of guaranteeing the obligation agreed upon by the transaction (“Pledged Shares” and “Share Purchase Agreement - [***]”, respectively);
(D)On December 30, 2019, Carlos carried out an increase in the capital stock of PHOCUS PARTICIPAÇÕES S.A., a privately held corporation duly incorporated and existing in accordance with the Laws of the Federative Republic of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, No.1.356, Conjunto 91, Vila Olímpia, CEP 04547-005, registered with the CNPJ/MF under No. 35.768.195/0001-07 (“Phocus”), through the payment of all the shares held by him in the Company’s capital stock. As a result, Phocus became part of the Company's corporate structure in his place and subrogated him to all his rights, duties, and obligations with [***], under the terms of the amendments to the Share Purchase Agreement - [***] entered into on December 28, 2019;
(E)On June 28, 2024, [***] exercised the Call Option, by sending a notice for the exercise of the Call Option to Sellers, and the effective implementation of the transfer of shares subject to the Call Option remains subject to consummation and will occur before the Closing of the Transaction;
(F)On December 30, 2024, an extraordinary general meeting of Phocus was held, in which the dissolution, liquidation, and extinction of Phocus was approved, with the consequential transfer to its shareholder, Carlos, of all the shares issued by the Company held by Phocus (“Phocus Liquidation”);

(G)After the Conversion of Shares, the Exercise of the Option and the Transfer of the Option Shares, the Company's capital stock will be fully represented by ten million, one hundred and seventy-one thousand, two hundred and ninety-four (10,171,294) common and registered shares owned and held by Sellers, free and clear of any Encumbrances and in fully diluted basis, distributed among Sellers as follows:

Shareholder	Common stock	Percentage
Carlos	9.967.868	98%
Maria Gabriela	203.426	2%
Total	10.171.294	100%

(H)Subject to the terms and conditions set forth in this Agreement, the Parties wish to enter into (a) the purchase by Buyer, and sale by Sellers, of seven million, six hundred and twenty-eight thousand, four hundred and seventy (7,628,470) common shares issued by the Company, of which seven million, five hundred and twenty-six thousand, seven hundred and fifty-seven (7,526,757) common shares owned by Carlos, representing seventy-four percent (74%) of Company’s capital stock, and one hundred one thousand, seven hundred thirteen (101,713) common shares owned by Maria Gabriela, representing one percent (1%) of Company’s capital stock (“Acquired Shares”); so that Buyer will be the legitimate holder of an equity interest in the Company corresponding to seventy-five percent (75%) of its total and voting capital stock, on a fully diluted basis; and (b) the signing of a Shareholders' Agreement, under the terms of the Section 4.3(v) below, which will govern the relationship of Buyer and Sellers as shareholders of the Company as of Closing (“Transaction”),
THE PARTIES RESOLVE to enter into this Share Purchase Agreement and Other Covenants (“Agreement”), which shall be governed by the following terms and conditions:
1.DEFINITIONS
1.1.Definitions. The following words, expressions, and abbreviations with the initial capital letters, in the singular or plural, not defined in other clauses of this Agreement, shall have the meanings respectively assigned to them in this Section 1.1:
“Affiliate” means, with respect to a Person, any other Person who, directly or indirectly, Control, is Controlled by, or is under common Control with the first Person referred to above, in Brazil or abroad;
“Anti-Corruption Laws” means all Brazilian or foreign laws relating to corruption, bribery, fraud, conflict of public interest, administrative misconduct, violations of public bids and contracts, money laundering, electoral violations, or conducting business in an unethical manner, including, without limitation, Decree-Law No. 2,848/1940, Law No. 8,429/1992, Law No. 8,666/1993, Law No. 14,133/2021, Law No. 9,504/1997, Law No. 9,613/1998, Law No. 12,813/2013, Law No. 12,846/2013, the United States Foreign Corrupt Practices Act of 1977

(FCPA) as well as other foreign laws with extraterritorial effect, adhering to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, including its regulations and other related rules, as amended, as well as their future amendments;
“Authority” means any state, nation, or government (federal, state, county, district, or other political subdivision), any entity, authority, or body having executive, legislative, judicial, regulatory, or administrative function or competence, including any authority, body, department, council, commission, secretariat, governmental autonomous body, or self-regulatory entity, as well as any public company, mixed-capital company, or a service provider entity contracted or agreed upon to perform a typical activity of the public administration and any state, administrative or arbitral court, arbitrator or tribunal that has jurisdiction over the Parties or the Company, as applicable;
“BCB” means the Brazilian Central Bank – Banco Central do Brasil;
“Brazilian Corporations Law” means the Brazilian Law No. 6,404, as of December 15, 1976, as amended;
“Brazilian GAAP” means the accounting principles generally accepted in Brazil under the Law and the accounting standards issued by the Accounting Pronouncements Committee;
“Business Day” means any day on which banks are not required or authorized by Law to close in the City of São Paulo, State of São Paulo;
“CADE” means the Brazilian Antitrust Authority – Conselho Administrativo de Defesa Econômica;
“Cash” means the sum of the amounts calculated in the Company's cash, bank, financial investments and available resources, on a consolidated basis, on a given date, all calculated in accordance with Brazilian GAAP. Exhibit A contains an example of Cash calculation on the base date of June 30, 2025;
“CDI” means the average rate of Interbank Certificates of Deposit (extra-group), with a term equal to one (1) Business Day, calculated by B3 S.A. – Brasil, Bolsa, Balcão, or another Person that may succeed it, to be calculated pro rata temporis, considering, for this purpose, a year of two hundred and fifty-two (252) Business Days or, in case of its extinction or temporary unavailability, another rate that may replace it for the clearing of interbank certificates of deposit;
“Civil Code” means the Law No. 10,406, dated as of January 10, 2002;
“Claim” means any judicial, arbitral, or administrative action, proceeding, demand, Decision, judicial or extrajudicial notification, complaint, notice of infraction, notification of non-compliance or violation, assessment, notification of collection, judicial or administrative inquiry;
“Closing Net Debt” means the amount of Net Debt on the base date of the Closing Date, as determined pursuant to Section 2.6;

“Closing Working Capital” means the amount of Working Capital on the base date of the Closing Date;
“Company Data” means all data and information, whether in electronic or non-electronic form, held by the Company or provided to the Company by or on behalf of any customer of the Company;
“Company Systems” means the Company's Own Systems, Third-Party Systems and Hardware;
“Confidential Information” means, with respect to any Party or the Intervening Consenting Party and their respective Affiliates: (i) any and all information that the Company and their respective Affiliates may have access to or knowledge of through the transactions contemplated by this Agreement and is not owned or owned by them; and (ii) information regarding the business, contracts and other property of any of the Parties or the Intervening Consenting Party and their respective Affiliates;
“CONTRAN” means the National Traffic Council, an agency of the National Traffic System in Brazil;
“CONTRAN Adverse Closing Event” means (a) the filing of a Claim, initiated by any Authority, against the Company, or against Buyer, its Subsidiaries or Affiliates, as well as the enactment, promulgation, amendment or issuance of any Law that alleges, determines or results in the impossibility, restriction or unfeasibility of the Company's accreditation with any DETRAN, or that prevents or limits its operation as a specialized contract registration company; [***].
“CONTRAN Resolution No. 807” means CONTRAN Resolution No. 807, as of December 15, 2020;
“CONTRAN Restricted Activities” means the activities prohibited under the terms of article 14 of CONTRAN Resolution No. 807 or of any other Law or Decision that may be created, published, or enacted as of this date that regulates the activities carried out by the Company;
“Control” (including, with a related meaning, the terms “Controlling Company”, “Controlled by” and “under common Control with”) has the meaning given by article 116 of the Brazilian Corporations Law;
“Creditor Institutions” means all: (i) financial institutions, consortium administrators or leasing companies authorized to operate by the BCB; (ii) simple credit companies (ESC), governed by Complementary Law No. 167, as of April 24, 2019; or (iii) other legal entities that operate with fiduciary alienation, reservation of ownership or pledge;

“Decision” means any judgment, interlocutory decision, injunction, judgment, or decision of any court, arbitrator, or other Authority;
“DETRAN” stands for State Traffic Department – Departamento Estadual de Trânsito;
"EBITDA" means net income before interest, taxes, and profit contributions, depreciation, and amortization of the Company, calculated according to the criteria established in CVM Resolution No. 156/22 in effect on the date of signing this Agreement (i.e., disregarding subsequent amendments), based on income statements recorded in accordance with Brazilian GAAP. Exhibit B provides for the calculation of the EBITDA for the fiscal year ended December 31, 2024.
“Encumbrance” means any and all liens, encumbrances, judicial constrictions, rights of retention, security interest, fiduciary alienation, lease, options, restrictions (including restrictions on assignment and movement of goods, rights, and values), rights of first refusal, rights of guarantee, trust, options and refusal any other similar rights or claims of any nature whatsoever relating to rights, goods, credits or assets, arising from Law or contract;
"Gross Revenue" means, in relation to the Company, the total consolidated amount of sales of goods and services, before the deduction of any taxes and discounts, earned during a given period, in accordance with Brazilian GAAP.
“Indebtedness” means, as determined in accordance with Brazilian GAAP: (i) all amounts due to financial institutions, in any capacity, are due or to mature, including interest, fines and monetary adjustments thereon; (ii) all overdue accounts payable or that, for any reason, have not been paid within the originally agreed period (including amounts due to suppliers or service providers), plus fines, interest and other penalties incurred; (iii) all the amounts received in advance, for whatever reason, as the case may be, including discounts from checks, post-dated checks, prepayment of receivables, amounts received in advance and amounts to be reimbursed in kind or in the provision of services in the future; (iv) all the salaries, vacations, benefits and charges in arrears or that, for any reason, have not been paid within the originally agreed period, plus fines, interest and other penalties incurred, considering the applicable Law; (v) Taxes due and not paid, plus fines, interest and other penalties incurred, considering the applicable Law; (v) arrears taxes enrolled in tax payment programs, such as, for the purposes of mere example, REFIS, PAES, ordinary installment payment or PAEX; (vi) all renegotiated debts, including those that have been recorded under the heading “accounts payable”; (viii) unpaid installments and the residual value of all and any operating and/or financial leasing operations contracted and in force, provided that the expenses associated with such operations do not impact EBITDA; and (ix) severance pay due and in delay, taking into account the applicable Law, arising from dismissal of employees prior to the present date. If there is the same value that fits into more than one of the subitems above or that can be considered, simultaneously, an item of Indebtedness and liabilities considered for the purposes of calculating Working Capital, said value will be considered only once for the purposes of this Agreement, in order to avoid double counting. Exhibit A contains an example of the calculation of Indebtedness on the date base of June 30, 2025;
“Indemnifying Party” means the Party obligated to pay for a Loss under this Agreement;

“Independent Auditor” means PriceWaterhouseCoopers, EY, Deloitte, or KPMG;
“Intellectual Property Rights” means all rights or expected rights regarding intellectual property, such as rights in any industrial property, copyrights and all intangible assets held by the Company, including, without limitation: (i) rights relating to industrial property, whether registered or unregistered, including rights in invention patents, utility models, industrial designs, registration of trademarks, trade names, geographical indications, and any other industrial property rights defined and/or protected by Law; (ii) the copyrights held over any literary, artistic or scientific work, including rights over software, related copyrights and any others defined and protected by Law; (iii) domain names registered in Brazil, or in any other territory; and (iv) any other intangible assets capable of being protected by intellectual property, including trade secrets and know-how;
“Law” means any law, normative act, rule, regulation, regulatory requirement, rule, decree, normative instruction, resolution, ordinance, or order issued by any Authority, as well as any decision, sentence, or judgment of any Authority;
“Loss” means any and all losses, damages, as well as penalties, fines, liens, disbursements, costs, or expenses, including disbursements or deposits necessary for the defense of administrative, judicial or arbitration proceedings, bonds, guarantees, costs, attorneys' fees and experts' and assistants and related expenses, being expressly excluded indirect damages (danos indiretos) and lost profits (lucros cessantes) (except (a) if due in connection with a Third-Party Claim, or (b) if related to the failure to obtain the renewal of accreditations with the DETRAN, in which cases the Loss shall be indemnifiable under the terms and limits set forth in this Agreement);
“Main Customers” means the Persons indicated in Exhibit C;
“Material Adverse Effect” means any change, effect, fact, event, occurrence, condition, or circumstance which occurs and has, or is reasonably expected to have, a material effect on the business, results of operations or financial condition of the Company or its business, taken as a whole, and which constituted or is reasonably expected to constitute or may constitute: (i) an effect that, alone or in conjunction with any other change, effect, fact, event, occurrence, condition or circumstance, prevents or affects the capacity of Sellers or the Company to perform their respective material obligations under this Agreement or to consummate the transactions contemplated by this Agreement or necessary for the implementation of the Transaction; and/or (ii) a monthly reduction in the Company's Gross Revenue and/or EBITDA in amounts equal to or greater than [***], for any reason, including the termination of contracts entered into by the Company; and/or (iii) Losses or Potential Losses, individually or in the aggregate, to the Company in the amount equivalent to or greater than [***]; and/or (iv) Third-Party Claims initiated, as of the date hereof or which have not been listed in any Exhibit to this Agreement, against the Company, Sellers or their Related Parties involving allegations of violations of Anti-Corruption Laws; and/or (v) a CONTRAN Adverse Closing Event. The following shall not be considered a Material Adverse Effect: (a)

changes in Brazilian GAAP or any applicable Law (or in the interpretation thereof) as of the date of this Agreement, except as provided for in item (v) above; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions that materially and/or negatively affect most companies that develop activities similar to those carried out by the Company; (c) acts of war, terrorism, protests, attacks, strikes or civil unrest, natural disaster (including, but not limited to, fire, storms, or other adverse weather conditions), epidemic or pandemic, except if such changes have a disproportionate negative effect on the Company when compared to other companies operating in the same sector or market;
“Net Debt” means the Indebtedness deducted from Cash. Exhibit A contains an example of the calculation of Net Debt;
“Ordinary Course of Business” means the conduct of the Company’s business (a) in an ordinary, regular, diligent, and consistent manner with the Company’s past practices, by its nature and form; (b) in compliance with the applicable Law in all its relevant aspects, and (c) that is not aimed at obtaining extraordinary accounting results in the short term;
“Person” means any person, natural or legal, as well as any entities without legal personality, organized in accordance with Brazilian or foreign Law, such as a company, a partnership, a limited liability company, a joint venture, an association, a partnership in a participation account, a trust, an investment fund, a foundation, a condominium, estate, an unincorporated association or any other entity or organization;
“Public Agent” means any Person who, even if temporarily or without remuneration, holds a position, job, or function in any Authority, in legal entities controlled, directly or indirectly, by the Brazilian or foreign public authority, in a public company, mixed capital company or public foundation;
“Related Party” means with respect to (a) a natural or legal Person, any of its Affiliates, and also legal entities in which the aforementioned person holds 10% (ten percent) or more of the respective total capital; (b) a natural Person, relatives up to the third degree (ascendants, descendants, or siblings) and spouses and relatives of the spouse up to the first degree (ascendants and descendants); (c) a legal entity, natural Persons who have held an equity interest in said person in the last five (5) years.
“Representatives” means, with respect to a particular Person, its partners, shareholders, officers, employees and attorneys-in-fact, as well as, with respect to the Company, all of the foregoing and any service providers, agents, intermediaries or any other persons or organizations who have acted or are acting on behalf of, for the benefit or in the interest of the Company before third parties or Authorities;
“Sellers’ Fundamental Representations and Warranties” means the representations and warranties made by Sellers under the Sections 5.1.1 (Organization and Functioning), 5.1.2 (Capacity, Legitimacy and Authorization), 5.1.3 (Valid and Enforceable Contract), 5.1.4 (No Breach; Consents), 5.1.5 (Solvency), 5.1.6 (Capital Stock and Shares), 5.1.15 (Anti-Corruption Laws), 5.1.18 (CONTRAN Registration) and 5.1.34 (Brokers and Intermediaries);
“Taxes” means any and all federal, state, local taxes, levies, fines, interest, withholding taxes, or similar charges of any kind and however designed, including income taxes, chattel taxes, capital gains taxes, transfer taxes or fees, sales taxes, circulation taxes, real estate taxes, taxes on financing transactions, taxes on profits, capital taxes, net wealth taxes, occupation taxes, environmental taxes, withholding taxes;
“Teckey” means Teckey Solutions S.A., a corporation duly incorporated and existing in accordance with the Laws of the Federative Republic of Brazil, headquartered in the City of São Paulo, State of São Paulo, at Rua Olimpíadas, 205, 4th floor, Conjunto 41, Vila Olímpia, CEP 04.551-000, registered with the CNPJ/MF under No. 44.526.862/0001-28;

[***]

“Working Capital” means the difference between (i) the sum of current asset items; and (ii) the sum of current liability items, in accordance with Brazilian GAAP and excluding items within Net Debt. Exhibit A contains an example of the calculation of Working Capital.
1.2.Other Definitions. In addition to the definitions provided for in the Section 1.1 above, the expressions and defined terms indicated below, whenever used in this Agreement with their initials written in capital letters, will have the meanings attributed to them in the respective clauses and/or items pointed out below:

Definition	Section
Acquired Shares	Whereas (H)
Acquisition of Shares	2.1
Adjusted Purchase Price	2.4
Advisors Installment	2.2(iii)
Agreement	Preamble
Basket	7.10.1
Buyer	Preamble
Buyer's Conditions Precedent	3.2
Buyer's Indemnifiable Losses	7.1
Buyer's Indemnifiable Parties	7.1
CADE's Approval	3.1(iii)
Call Option	Whereas (C)

Definition	Section
Carlos	Preamble
Chamber	9.1
Clarifications	2.6.2
Closing	4.1
Closing Balance Sheet	2.6(i)
Closing Date	4.1
Closing Extraordinary General Meeting	4.3(iv)
CNPJ/MF	Preamble
Company	Preamble
Competing Businesses	6.6
Conditions Precedent	3.3
Conversion of Shares	4.2(i)
CPF/MF	Preamble
Defense	7.5.1
Direct Claim	7.4
Dispute	9.1
Due Diligence	7.1.1
Escrow Account	7.9
Escrow Agent	7.9
Escrow Agreement	7.9
Escrow Amount	7.9.1
Financial Statements	5.1.8(i)
Hardware	5.1.28(iii)
ICP-Brasil	10.13
Indemnifiable Losses	7.2
Indemnifiable Parties	7.2
Indemnity Account	7.7
Indemnity Account Basket Report	7.7
Indemnity Account Report	7.7
Initial Escrow Date	7.9.1
Intervening Consenting Party	Preamble
Long-stop Date	8.2(ii)
Maria Gabriela	Preamble
Material Contract	5.1.21
Materialized Loss	7.6.1
Negotiation Period	2.6.4
Non-Compete	6.6
Non-Solicitation	6.7
Notice of Dispute	2.6.3
Notice of Indemnity	7.4

Definition	Section
Option Shares	Whereas (C)
Parties	Preamble
Parties' Conditions Precedent	3.1
Phocus	Whereas (D)
Phocus Liquidation	Whereas (F)
Pledged Shares	Whereas (C)
Potential Losses	7.8
Price Adjustment Documents	2.6
Proprietary Sistems	5.1.28(i)
Purchase Price	2.2
Purchase Price Adjustment Amount	2.4(ii)(c)
Reference Net Debt	2.4
Reference Working Capital	2.4
Release Instrument	4.2(iii)
Request for Clarification	2.6.2
Response to Notice of Indemnity	7.4.1
Restricted Installment	2.2(ii)
Restricted Period	6.6
Rules	9.1
Sellers	Preamble
Sellers' Conditions Precedent	3.3
Sellers' Indemnifiable Parties	7.2
Sellers’ Indemnifiable Losses	7.2
Share Purchase Agreement - [***]	Whereas (C)
Shareholders' Agreement	4.3(v)
Shares	Whereas (A)
Supervening Assets	7.14
Teckey Assets	6.11
Third-Party Claim	7.5
Third-Party Real Estate	5.1.26(ii)
Third-Party Systems	5.1.28(ii)
Transaction	Whereas (H)
Transfer of Assets - Teckey	6.11
Transfer of Option Shares	4.2(ii)
Up-Front Installment	2.2(i)
[***]	Whereas (C)

1.3.Rules of Interpretation. For purposes of this Agreement and except as otherwise provided herein:

(i)The terms defined in the Section 1.1 and those referred to in the Section 1.2 shall have the meanings attributed to them in the referred section and shall include the plural and singular, regardless of gender. In addition, such definitions will also apply to terms directly derived from such defined terms.
(ii)All terms defined in this Agreement shall have the meanings defined when used in any certificate or other document made or delivered hereunder, except as otherwise defined herein.
(iii)All references in this Agreement to “Exhibits” and to “Sections”, “Items”, or other subdivisions, except as otherwise provided herein, refer to “Exhibits”, “Sections”, “Items”, or other subdivisions of this Agreement.
(iv)The headings and titles of this Agreement are for convenience and reference only and shall not limit or affect, in any way, the interpretation of the sections or items to which they relate.
(v)The terms “include”, “including” and similar terms shall be construed as if they were accompanied by the phrase “but not limited to”.
(vi)The expressions “herein” and “hereinafter” and words of similar meaning shall refer to this Agreement as a whole, and not to any particular Section or item.
(vii)The expressions “the date of this Agreement”, “the date hereof”, “the date hereof” and expressions of similar meaning shall be deemed to refer to the date entered on the signature page of this Agreement.
(viii)The term “any” and similar terms shall be construed as “all and any,” as appropriate.
(ix)References to any documents or instruments include all respective amendments, consolidations, and supplements in force on this date, except as otherwise expressly provided.
(x)References to any provisions of Law shall be construed as references to such provisions as amended, expanded, consolidated, or reformulated to date.
(xi)Whenever Business Days are not expressly provided, terms shall consider only calendar days. Whenever a time limit ends on a Saturday, Sunday or holiday, such time limit shall be considered automatically extended to the immediately following Business Day, without any penalty to the Parties.
(xii)The expressions “to the best of knowledge”, “in the knowledge of” and similar expressions, when used in relation to the representations and warranties of Sellers in relation to themselves and the Company, shall be interpreted as the actual or expected knowledge of Sellers on a particular subject, as Controlling shareholders of the Company, as well as the actual or expected knowledge of Sellers and their Representatives in the Company's management bodies.
(xiii)The Parties, as well as the Intervening Consenting Party, hereby acknowledge that the terms and content of this Agreement were the result of negotiations between the Parties and the Intervening Consenting Party and, as such, there is and will not be a presumption that any obscurities in this instrument will be resolved in a manner unfavorable to either Party. This Agreement is not a binding agreement and any disputes regarding the interpretation to be given to this Agreement shall be resolved without resort to events of authorship or negotiation, and the Agreement shall be construed as if it had been drafted jointly by all of its signatories, without any presumption or burden of proof in favor of or to the detriment of any party.
2.PURCHASE AND SALE
2.1.Purchase and Sale of Shares. Subject to the fulfillment or waiver of the Conditions Precedent, on the Closing Date, Sellers are irrevocably and irreversibly obligated to sell and transfer to Buyer, and Buyer is irrevocably and irreversibly obligated to purchase and receive from Sellers, the Acquired Shares, with all that they represent, free and clear of any and all Encumbrances (“Acquisition of Shares”).
2.1.1.Subject to the verification or waiver of the Conditions Precedent, the Acquired Shares shall be transferred, on the Closing Date, by Sellers to Buyer, with all the political and economic rights inherent to each of the Shares, including all rights to retained and undeclared and/or undistributed profits corresponding to the Acquired Shares, even if referring to the period prior to the Closing Date.
2.2.Purchase Price. In consideration for the Acquisition of Shares, Buyer will pay to Sellers the total amount of seven hundred and eighty-six million, seven hundred and sixty-four thousand, seven hundred and six Brazilian Reais (BRL 786,764,706.00) (“Purchase Price”), subject to the Price Adjustment provided for in the Section 2.4, being:
(i)[***] paid in cash, on the Closing Date, in national currency, through Available Electronic Transfer – TED to the bank accounts provided for in Exhibit 2.2(i), proportionally to the Acquired Shares sold by each one (“Up-Front Installment”);
(ii)[***] paid in cash, on the Closing Date, in national currency, via Electronic Transfer (TED) to a restricted account provided for in Exhibit 2.2(ii) in the name of Carlos (“Restricted Installment”); and
(iii)[***] paid in cash, on the Closing Date, in national currency, via Electronic Transfer (TED) to the bank accounts of Sellers’ advisors indicated in Exhibit 2.2(iii), on behalf and for the account of Sellers (“Advisors Installment”);
2.2.1.Changes to the payments of the Installments. Carlos, as its sole discretion, may, by means of written communication to Buyer delivered at least five (5) Business Days prior to Closing Date, allocate different amounts to be paid as Up-Front Installment and Restricted Installment.

2.3.Post-Transaction Corporate Composition. On the Closing Date, after the implementation of the Transaction, the Company's shareholders will be composed as follows:

Shareholder	Common stock	Percentage
Buyer	7,628,470	75%
Carlos	2,441,111	24%
Maria Gabriela	101,713	1%
Total	10,171,294	100%

2.4.Price Adjustment. The Parties acknowledge that the Purchase Price has been determined by the Parties and accepted by Buyer on the assumption that, on the Closing Date: (a) the amount of the Company's Net Debt will be equal to zero (0) (“Reference Net Debt”); and (b) the amount of the Company's Working Capital will be equal to minus eight million, one hundred and sixty and one thousand, two hundred and thirty-three Brazilian Reais and eighty-six cents (-BRL 8,161,233.86), as per Exhibit 2.4 (“Reference Working Capital”), so that the Parties agree that the Purchase Price will be adjusted as follows (“Adjusted Purchase Price”):
(i)the following will be calculated: (a) the amounts of Closing Net Debt and Closing Working Capital; (b) the amount of the Closing Net Debt minus the Reference Net Debt; and (c) the amount of Closing Working Capital minus the Reference Working Capital;
(ii)based on the amounts ascertained above, the total adjustment amount of the Purchase Price will be calculated as follows:
(a)if the Closing Net Debt is higher than the Reference Net Debt, the excess amount will be multiplied by seventy-five percent (75%) and the result will be reduced from the Purchase Price; On the other hand, if the Net Closing Debt is lower than the Reference Net Debt, the difference will be multiplied by seventy-five percent (75%) and the result will be added to the Purchase Price;
(b)if the Closing Working Capital is higher than the Reference Working Capital, the excess amount will be multiplied by seventy-five percent (75%) and the result will be added to the Purchase Price. On the other hand, if the Closing Working Capital is lower than the Reference Working Capital, the difference will be multiplied by seventy-five percent (75%) and the result will be reduced from the Purchase Price; and
(c)the adjustments found in the items (a) and (b) above shall be added jointly and applied cumulatively as reducing or incremental factors to the Purchase Price, as the case may be, pursuant to the Section 2.5 below (“Purchase Price Adjustment Amount”).
2.5.Payment of the Purchase Price Adjustment Amount. After the calculation of the Purchase Price Adjustment Amount, under the terms described above, the following procedure must be observed:
(i)If the Purchase Price Adjustment Amount is favorable to Buyer, the Purchase Price Adjustment Amount will be paid by Sellers to Buyer within 20 (twenty) Business Days from the date on which the Purchase Price Adjustment Amount is determined pursuant to Clause 2.6 below;
(ii)In the event that the Purchase Price Adjustment Amount results in a favorable amount to Sellers, Buyer shall pay to Sellers the Purchase Price Adjustment Amount within 20 (twenty) Business Days from the date on which the Purchase Price Adjustment Amount is determined pursuant to Clause 2.6 below; and
(iii)In the event that the Purchase Price Adjustment Amount is equal to 0 (zero), no amount shall be due by either Party as a Purchase Price Adjustment Amount.
2.6.Calculation of the Purchase Price Adjustment Amount. For the purposes of calculating the Purchase Price Adjustment Amount, the Company shall deliver to the Parties, within a maximum period of ninety (90) calendar days from the Closing Date, the following documents (“Price Adjustment Documents”):
(i)The Company's balance sheet, jointly signed by the Chief Executive Officer and the Chief Financial Officer, as of Closing Date (“Closing Balance Sheet”); and
(ii)Detailed statement of the calculation of the Closing Net Debt and Closing Working Capital and the calculation of the Purchase Price Adjustment Amount and the Adjusted Purchase Price.
2.6.1.Double payment. No item considered in the calculation of the Purchase Price Adjustment Amount, under the terms of this Agreement, may be accounted twice.
2.6.2.Request for Clarification. Any Party may request clarification from the Company on the calculation of the Purchase Price Adjustment Amount, within thirty (30) days after receipt of the Price Adjustment Documents, detailing the items and amounts subject to the request for clarification (“Request for Clarification”). The Company will have thirty (30) days to respond to the Request for Clarification and provide the requested clarifications (“Clarifications”).
2.6.3.Controversy over the Purchase Price Adjustment Amount. After the expiration of the period without submission of a Request for Clarification by either Party or after thirty (30) days from the receipt of the Clarifications, if any of the Parties disagrees with the Purchase Price Adjustment Amount presented by the Company, the disagreeing Party may notify the other Parties and the Company informing the Purchase Price Adjustment Amount that it deems to be correct, accompanied by the detailed statement of the calculation adopted for this purpose (“Notice of Dispute”).
2.6.4.Negotiation Period. Once the Notice of Dispute is filed, the Parties shall, within fifteen (15) days thereafter (“Negotiation Period”), meet and attempt, in good faith, to agree on the Purchase Price Adjustment Amount.
2.6.5.Dispute. If the Parties do not reach an agreement on the Purchase Price Adjustment Amount during the Negotiation Period, the dispute will be submitted, within fifteen (15) days following the Negotiation Period, to an Independent Auditor, mutually agreed upon by the Parties, who will have sixty (60) days to review the controversial items of the calculation of the Purchase Price Adjustment Amount and present its binding and final conclusion. The Independent Auditor's fees shall be borne by the Party that has presented the largest percentage difference between the amount sought by it and the final amount determined by the Independent Auditor.
3.CONDITIONS PRECEDENT
3.1.Parties’ Conditions Precedent. The obligation of the Parties to consummate the Transaction under this Agreement is subject to the fulfillment of the following conditions precedent (“Parties' Conditions Precedent”):
(i)Decisions and Applicable Law. There shall not be, on the Closing Date, any Decision or applicable Law in force preventing, restricting, suspending, prohibiting, or making illegal the consummation of the Transaction;
(ii)Claims. As of the Closing Date, no Claims have been commenced against either Party seeking or requesting to prohibit, restrict, suspend, or declare unlawful the consummation of the Transaction; and
(iii)CADE's Approval. CADE's final approval must have been obtained, without any reservations or conditions, for the consummation of the Transaction, observing the procedure set forth in Section 6.8 below, and such approval shall be deemed to have been obtained (a) with the expiration of the period of fifteen (15) calendar days from the day of publication of the approval by CADE's General Superintendence in the official press, as established in Law No. 12,529/11, without any third party appeal or invocation by CADE's Tribunal; or, if applicable, (b) with the publication of the final decision approving the Transaction by CADE's Tribunal, unappealable at the administrative level (“CADE's Approval”).
3.2.Buyer's Conditions Precedent. Buyer's obligation to consummate the Transaction under this Agreement is subject to the fulfillment, to the satisfaction and discretion of Buyer, or, if permitted by Law, the written waiver of Buyer, in its sole discretion, of the following conditions precedent (“Buyer's Conditions Precedent”):
(i)Representations and Warranties. (a) Sellers’ representations and warranties shall be and remain true, accurate, complete and correct in all material respects at all times from this date until and including the Closing Date, and (b) Sellers’ Fundamental Representations and Warranties shall be and remain true, accurate, complete and correct in all material respects at all times from this date until and including the Closing Date, except for those representations and warranties relating to a specific date, which shall be true and correct as on the date to which they relate;
(ii)Resignation of Advisory Committee Members. The members of the Company's Advisory Committee must have submitted their respective letters of resignation to the Company, in accordance with the draft that is part of Exhibit 3.2(iii).
(iii)Fulfillment of Obligations. The obligations of Sellers and the Company under this Agreement shall be fully and duly fulfilled in all respects;

(iv)Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred;
(v)Ordinary Course of Business. The Company shall have been managed within its Ordinary Course of Business up to the Closing Date;
(vi)Corporate Books. The Company must have opened the following corporate books: (a) Register Book of Attendance of Shareholders at Shareholders' Meeting (Livro de Registro de Presença de Acionistas); and (b) Register Book of Minutes of Shareholders' Meeting (Livro de Registro de Atas de Assembleias Gerais); and
(vii)[***].
3.3.Sellers' Conditions Precedent. Sellers’ obligation to consummate the Transaction under this Agreement is subject to the fulfillment, to the satisfaction and discretion of Sellers, or, if permitted by Law, the written waiver of Sellers, in its sole discretion, of the following conditions precedent (“Sellers' Conditions Precedent” and, jointly with the Parties' Conditions Precedent and Buyer's Conditions Precedent, the “Conditions Precedent”):
(i)Representations and Warranties. The representations and warranties made by Buyer shall be and remain true, accurate, complete, and correct in all material respects at all times from this date until and including the Closing Date;
(ii)Fulfillment of Obligations. Buyer's obligations under this Agreement shall be fully and duly performed in all respects;
(iii)Corporate Approval. Buyer must, between the execution date of this Agreement and the Closing Date, obtain the necessary corporate approvals to consummate the Transaction;
3.4.Waiver of Conditions Precedent. The Parties' Conditions Precedent may only be waived (to the extent permitted by Law) by mutual consent of the Parties. Buyer may, in its sole discretion, waive Buyer's Conditions Precedent. Sellers may, in their sole discretion, waive the Seller’s Conditions Precedent. The waiver, by either Party, of the fulfillment of the Conditions Precedent not implemented by the other Party until the Closing Date, in whole or in part, shall be formalized by sending written communication to the other Party. Any waiver to any Condition Precedent shall not relieve the Party that has failed to comply with such Condition Precedent from any applicable damages or penalties and right to indemnification arising under this Agreement.
3.5.Commitment of the Parties. The Parties undertake to perform all acts necessary for the implementation of the Conditions Precedent and consummation of the Closing. Each Party shall keep the other Party reasonably informed of the progress of compliance with its respective Conditions Precedent.
3.6.Update to Sellers' Representations and Warranties. Sellers shall have the right and duty to update the Exhibits to the Section 5.1 exclusively to include or exclude new facts occurring after the date of execution of this Agreement and in the Ordinary Course of Business and provided that such updates do not constitute a Material Adverse Effect. For clarity, Sellers' update of Exhibits as provided herein shall not relieve them of the obligation to indemnify for Losses related to such updates, pursuant to the Section 7.1.
4.CLOSING
4.1.Closing. The consummation of the Transaction, with the practice of the acts listed in the Section 4.4 below (but after the consummation of the acts listed in Section 4.3 below) and the performance of any other necessary related acts (“Closing”), shall occur on the last day of the month, or such other date as may be agreed upon by the Parties, in any case within at least ten (10) Business Days after Buyer's written statement of confirmation that compliance and/or waiver of all Conditions Precedent has been fulfilled (“Closing Date”), the date on which the Parties and the Company will meet at the office of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, at Alameda Joaquim Eugênio de Lima, nº 447, in the City of São Paulo, State of São Paulo, or on any other date or place mutually agreed upon by the Parties.
4.2.Pre-Closing Acts. On the Closing Date, prior to the occurrence of the Closing, Sellers shall take the following actions:
(i)Conversion of Shares. Sellers shall hold an extraordinary general meeting to resolve on the conversion of all registered preferred shares issued by the Company into registered common shares (“Conversion of Shares”);
(ii)Transfer of Option Shares. The transfer of the shares subject to the Call Option shall be duly completed with the proper registration of the transfers of the Option Shares between [***] and Carlos in the Company’s Share Transfer Registry Book, so that the Company’s capital stock is fully held by Sellers (“Transfer of Option Shares”); and
(iii)Release of Liens. Sellers shall have obtained a full release instrument in respect of the Pledged Shares, pursuant to Exhibit 4.2(iii) (“Release Instrument”), and the Company shall update the Company’s Share Register Book to reflect the full release of the Pledged Shares, with the registration of the Release Instrument.
4.3.Closing Acts. After the consummation of the acts listed in the Section 4.2, the following acts shall occur at the Closing:
(i)Representations and Warranties. Sellers shall provide Buyer with a statement that each of (a) Sellers' representations and warranties contained in this Agreement is true, accurate, complete, and correct in all material respects; and (b) Sellers' Fundamental Representations and Warranties is true, accurate, complete and correct in all respects as of this date (except for representations and warranties relating to a specific date, which shall be true and correct on the date to which they relate), and has continued thereto until the Closing Date (inclusive) with the same force and effect as if it had been made on the Closing Date;
(ii)Acquisition of Acquired Shares. The Acquired Shares shall be transferred, acquired, and received by Buyer, with the due registration of the transfer of the Acquired Shares from Sellers to Buyer in the Company's Share Transfer Registry Book;

(iii)Payment of the Purchase Price. Buyer shall make the payment of the Up-Front Installment, the Restricted Installment and the Advisors Installment, under the terms of the Sections 2.2(i), 2.2(ii) and 2.2(iii);
(iv)Closing Extraordinary General Meeting. The Parties shall hold extraordinary general meetings of the Company and shall sign the minutes of said general meeting, which shall unanimously approve (a) the extinction and consignment of the resignation of all members of the Advisory Committee; (b) the election of the new members of the Board of Directors; and (c) the Company's new Bylaws, pursuant to the draft contained in Exhibit 4.3(iv) (“Closing Extraordinary General Meeting”);
(v)Shareholders' Agreement. Buyer and Seller shall enter into a shareholders' agreement of the Company, pursuant to the draft contained in the Exhibit 4.3(v) (“Shareholders' Agreement”), which shall be filed at the Company's headquarters and registered in the Company's Registered Shares Registry Book;
(vi)Powers of Attorney. The Company shall grant powers of attorney to grant specific powers of representation to the officers appointed by Buyer, pursuant to the draft contained in Exhibit 4.3(vi); and
(vii)Payment of Advisors. Sellers shall ensure that the Company makes the payments to its advisors as indicated in Exhibit 4.3(vii).
4.4.Necessary Closing Acts. The Parties and the Company, from the date hereof, undertake to sign and deliver all instruments and documents, as well as to make all annotations, filings and records that may be necessary to give full effectiveness to the Closing operations contemplated in this Agreement.
4.5.Simultaneity of the Closing Acts. All acts and procedures of the Closing, as well as all documents signed on the Closing Date, shall be considered, for all purposes, as performed and signed simultaneously. For clarification purposes, the acts set forth in Sections 4.2 shall be carried out prior to the other acts and procedures of Closing.
4.6.Registration. Buyer shall coordinate the filing of the corporate acts referred to in this Agreement within five (5) Business Days after the Closing Date with the competent Authorities, and the respective registration costs shall be borne directly by the Company. The Parties and the Company shall cooperate with Buyer in providing such documents and information as may be necessary for such registrations to be properly made.
5.REPRESENTATIONS AND WARRANTIES
5.1.Sellers’ Representations and Warranties. Sellers, by themselves, and by the Company, hereby represent and warrant to Buyer that the following representations and warranties are true, complete, accurate, correct, and not misleading as of the date hereof, and shall continue to be true, complete, accurate, correct, and not misleading on the Closing Date, as if they were made on the Closing Date (except as otherwise expressly provided below).
5.1.1.Organization and Functioning. The Company is a privately held corporation,

duly incorporated and validly existing under the terms of the Law. The Company has full capacity and legitimacy and is legally entitled to conduct its business as currently conducted, as well as to hold and use all of its assets and properties.
5.1.2.Capacity, Legitimacy, and Authorization. The Company and Sellers have full capacity, power and authority to: (i) enter into this Agreement and all other documents and instruments necessary for the completion of the Transaction; (ii) comply with the obligations assumed by Sellers and the Company in this Agreement and in all documents necessary for the completion of the Transaction, and (iii) consummate the Transaction, having taken all necessary measures and obtained all necessary approvals to authorize its conclusion and execution. The Company has not been declared ineligible to participate in a bidding contract with any Authority.
5.1.3.Valid and Enforceable Agreement. This Agreement has been signed by the Company and Sellers and constitutes a valid, binding and enforceable obligation of each of these Persons. Each of the Transaction documents to be signed prior to and/or on the Closing Date constitutes and shall constitute a valid and enforceable obligation of each of its Parties in accordance with their respective terms.
5.1.4.No Breach; Consents. The execution and execution of this Agreement and the Shareholder´s Agreement by the Company and Sellers, as the case may be, as well as the execution of the other documents of the Transaction and the conclusion of the Transaction:
(i)Do not violate, contradict or cause the breach, non-compliance, non-observance, early termination, loss of relevant rights or termination of (a) any constitutive or corporate document of the Company, (b) any contract, accreditation, commitment, obligation, understanding, agreement or restriction of any nature whatsoever to which Sellers and/or the Company are parties or to which they are subject, or by which their respective assets or properties are bound.
(ii)Do not violate any Law or Decision applicable to the Company and to Sellers and/or their respective assets or properties.
(iii)Do not create any Encumbrance on any assets or property of the Company or on its shares, other than the obligations provided for in this Agreement and in the other documents of the Transaction.
(iv)Do not require any consent, approval or authorization from to any Person or Authority, any notification to any Person or Authority, and any registration with them and the registration of any corporate documents of the Transaction with the competent bodies, except (a) for the approvals, consents and authorizations that constitute the Conditions Precedent or have already been obtained to date; (b) for the registration of the corporate acts with the competent Board of Trade; and (c) as provided for in this Agreement.
5.1.5.Solvency. Sellers and the Company are solvent, do not have debts and/or obligations that may affect their financial condition to carry out the Transaction and/or that represent a risk that its consummation may be considered as an act practiced in fraud against creditors or fraud in the execution.
5.1.6.Capital Stock and Shares. On the date hereof and so on until the Closing, the Company has capital stock of ten million, one hundred and seventy-one thousand, two hundred and ninety-four Brazilian Reais (BRL 10,171,294.00), divided into four hundred and six thousand, eight hundred and forty-six (406,846) registered common shares with no par value, and forty-eight (48) preferred, registered shares with no par value, fully subscribed and paid-in. Sellers shall, on the Closing Date, be the rightful owners of all shares issued by the Company. All shares issued by the Company are free and clear of any Encumbrances, except for the Pledged Shares and the Call Option, which will be fully released by the Closing Date as an act prior to the implementation of the Closing. Except for the shares described above and the Call Option, there are no shares, securities, options, warrants, debentures, beneficiary shares or other securities or titles authorized or issued by the Company, as well as there are no rights of subscription, option plan, conversion, preference, first refusal, first offer, redemption, advances for future capital increase, convertible loans or mutual, conversion or exchange rights, or similar rights or agreements that may be exercised and binding on the Company's shares, including rights or agreements that could require the subscription, sale or transfer of any additional shares, or any other types of securities representing the Company's capital stock, or other convertible securities, exchangeable or that evidence the right to subscribe or acquire shares, or that confers the right to share in the Company's profits to any third party. There has not been any Claim by any third party in relation to any modification of the Company's capital stock approved between the date of its incorporation and the date hereof.
5.1.7.Equity Interests. There are no companies, partnerships, joint ventures, associations, or other legal entities in which the Company holds any equity interest or that has held any participation at any moment since the Company’s incorporation.
5.1.8.Financial Statements.
(i)Exhibit 5.1.8(i) contains a true, correct and complete copy of the original and audited version of the Company's financial statements for the year ended December 31, 2024 and the original and unaudited version of the Company's financial statements as of June 30, 2025 (“Financial Statements”).
(ii)The Financial Statements have been prepared in accordance with Brazilian GAAP and are true, correct and complete, consistently applied, and may be reconciled with the Company's books and records, presenting in their aspects in a correct and complete manner the financial and equity position, as well as the results, operations and changes in the Company's financial position, for the respective periods and reflect the truth of the facts and the accounting, financial and asset situation of the Company and its business on the dates on which they were prepared.
(iii)The Working Capital accounts reflect the Ordinary Course of Business, as reflected in the Financial Statements. There are no discounted receivables in the banks that have not been reported in the Financial Statements. All of the Company's accounts receivable reflected in the Financial Statements represent valid obligations arising from sales made or services actually rendered in the Ordinary Course of Business and have a level of provisions for default consistent with Brazilian GAAP and the Company's history. There is no dispute, complaint or right to set-off in the ordinary course of business arising from any contract entered into with any accounts receivable debtor, relating to the value or validity of such accounts receivable.
(iv)The Financial Statements reflect, disclose, and consider all of the Company's liabilities, all capital commitments, as well as all Taxes applicable to the Company that must be reflected in the Financial Statements in accordance with the applicable financial accounting standards, and there is no indebtedness, liabilities, contingencies, and/or obligations, due or maturing, settled or not, that should be reflected in the Financial Statements and are not properly accounted for. As of the dates of the Financial Statements, the Company had no liabilities or obligations other than those stated in the Financial Statements. All contingencies and any charges of any nature of the Company have been duly provisioned in the Ordinary Course of Business.
5.1.9.Indebtedness. The Company does not have any Indebtedness as of this date, except those listed in the Exhibit 5.1.9, which are and will be: (i) fully reflected in the contracts to which the Company is a party; and (ii) correctly accounted for in the Financial Statements. No amount taken by the Company for any type of credit transaction depends on a guarantee provided by a third party that is not a party to this Agreement or any Affiliate of Sellers. The total amount taken by the Company for any type of credit operation does not exceed the limitations on the power to contract credit operations described in the Company's bylaws, as applicable, or in any other instrument or document binding on the Company. Except as provided in the Exhibit 5.1.9, the Company: (a) has no overdue and unpaid Indebtedness, and there are no Indebtedness due to the Company other than Indebtedness that have arisen in the Ordinary Course of Business; (b) has not lent any amount to any Person (including, but not limited to, Sellers and their Related Parties) that has not been duly repaid; (c) is not liable for any Indebtedness or for any breach in the performance of obligations of any Person; and (d) is not subject to any arrangement for the receipt or repayment of grants, subsidies or financial assistance from Authorities.
5.1.10.Receivables. All accounts, notes receivable and other receivables are reflected in the Financial Statements, are duly recorded in accordance with Brazilian accounting standards and result from transactions executed in good faith in the Ordinary Course of Business, in a manner consistent with the Company's accounting history. All accounts and notes receivable arising out of, or otherwise related to, the business of the Company, are free and clear of any Encumbrances, valid, genuine, and fully collectible in accordance with their terms and their full recorded amount and are not subject to any set-off or counterclaim. None of Sellers or any of their Affiliates receives or has received any accounts, notes receivable or other receivables from the Company or arising out of the business of the Company.
5.1.11.Compliance with Laws. The Company conducts its activities in all its material aspects in accordance with the applicable Laws and has been complying with all obligations to which it is subject under the applicable Laws and Decisions. [***].
5.1.12.Labor and Social Security Aspects.
(i)The Company (a) observes the labor, social security and tax Laws related to its employees, and collaborators including the corresponding registration and payment of applicable charges; and (b) paid and/or collected, when due, all salaries and respective charges to its employees and directors. Exhibit 5.1.12(i) has a list of all the Company's employees and recurring service providers. The Company's employees are duly classified in the applicable union category, under the terms of the Law.
(ii)The Company does not anticipate the payment, right to receive payment or the exercise date of any bonus, indemnity, distribution of profits, retirement, deferred compensation, stock option plan, insurance or other compensation or benefit as of the date hereof. Except as provided in the Exhibit 5.1.12(ii), there are no: (a) Claims of a labor nature involving the Company; (b) strikes, decrease in the pace of work or picket; (c) to the knowledge of Sellers, audits, reviews, inspections, assessments or investigations by the Ministry of Labor or the National Institute of Social Security - INSS, or any other administrative or judicial action or procedure filed by the Public Prosecutor's Office of Labor or union; (d) conduct adjustment term signed by the Company; (e) officers, employees, service providers, collaborators or contractors of the Company that shall be entitled to receive any compensation, gratuity or advantage arising the Transaction; or (f) any stock option plan that binds the Company or agreements (verbal or written) for bonuses, deferred remuneration, golden parachute, participation in the Company's results or any similar commitment that results in an obligation to pay or provide benefits, for whatever reason, by the Company to their respective officers, officers, collaborator or employees; provided, to the best of Sellers' knowledge, there are no threats or imminence of any of the foregoing events.
(iii)All amounts related to labor Claims in the execution phase or to the agreements entered into are being duly paid when due by the Company, as applicable.
(iv)No collective bargaining agreement is currently being negotiated by the Company, and the collective bargaining agreements and collective bargaining agreements applicable to the Company are being complied with in all their material respects. Except as provided in the Exhibit 5.1.12(ii), the Company is not a party to any collective bargaining agreement or Claim involving any union entity.
5.1.13.Tax Aspects.
(i)In relation to the Company, all Tax returns that should have been filed, in relation to tax periods ending on or before the date hereof, as well as the information required by the Authorities, have been or will be filed in accordance with the applicable

Law. All these Tax returns are complete and correct.
(ii)Except as provided in the Exhibit 5.1.13(ii), there is no pending action or process, and, to the knowledge of Sellers or the Company, inspection or audit or collection of any Taxes. Except as provided in the Exhibit 5.1.13(ii), the Company does not use any tax installment program. There is no contingency that has been notified to the Company, notice of infraction or collection claimed, drawn up or demanded from the Company by any Authority, which has not been complied with and/or against which no defense has been initiated.
(iii)All Taxes that the Company, as a taxpayer or tax officer, is required by Law to assess, declare, inform, withhold or pay, including in relation to the amounts due or paid to any employee, self-employed workers, creditors, shareholders or other third parties, were duly assessed, declared, withheld and/or paid in a timely manner to the Authorities in the manner due and in accordance with the Law.
(iv)Except as provided in the Exhibit 5.1.13(iv), the Company does not enjoy any tax benefits or special regime. The Company operates in compliance with the Law and complies with the obligations, both principled and ancillary, provided for in the Tax and Social Security Law related to such benefit.
(v)The rate of the Service Tax (ISS) collected by the Company within the scope of its activities reflects the activities provided by it and is in accordance with the classification of the competent Authority for the services performed. [***]. There is no controversy, questioning or contestation by the competent Authorities about the compliance of the rate applied by the Company for the collection of taxes on the revenue from its services rendered.
5.1.14.Environmental Issues.
(i)The Company complies with all applicable environmental Laws, has submitted all reports and other information, obtained and/or requested the issuance, as the case may be, and has been observing all applicable environmental licenses to the Ordinary Course of Business and, to the knowledge of Sellers, there is not any condition or event that constitutes an infraction or would cause any loss or Encumbrance to the Company or any of its assets, projects or activities in accordance with applicable environmental Laws. There is no proposed requirement of environmental remediation by Authorities currently underway involving the Company.
(ii)No notification, notice, Claim, request for information, summons, subpoena or order received from any Authority is pending manifestation by the Company and no investigation, action, Claim, suit, proceeding or review is in progress or, to the knowledge of Sellers and the Company, threatened, on the part of any Person in respect of any matters relating to or arising out of any environmental Law.
(iii)No hazardous substances have been released, discarded, dumped, injected, pumped, deposited, spilled, leaked, emitted, or discharged into, from, on or under any property now or previously owned, leased or operated by the Company or that could reasonably result in a liability to the Company. There is no contamination caused by the Company or located in any property occupied by it, including, but not limited to, contamination of the soil or groundwater, air emission or contamination of water or discharge of water above the applicable legal limits.
(iv)There is not, to the Company’s knowledge, any environmental investigation, in written form, conducted in relation to the Company's business.
(v)The Company has not used or stockpiled any polluting, contaminant, toxic or hazardous substances or materials, whether in the form of material or energy, in the atmosphere or soil, or in any other way, on any of the Company's properties or facilities.
5.1.15.Anti-Corruption Laws. Sellers, by themselves, the Company, and their respective Representatives, represent and warrant:
(i)have always complied with all applicable Anti-Corruption Laws, and have not committed, by action or omission, any act that could or may be considered a violation or that may give rise to the Company's liability under the Anti-Corruption Laws, also having complied with all applicable laws and regulations relating to electoral contributions and political donations, gifts, entertainment, hospitality and any other expenses paid to Public Officials, or third parties related to them;
(ii)not have given, offered, promised, or authorized, directly or indirectly, the payment or delivery of any undue advantage to a Public Agent or a third party related to them;
(iii)not have offered the payment of money or any value, gift, offer or donation of anything of value to any Public Official, directly or indirectly, for the purpose of influencing any act or decision of the Public Agent in their official competence or capacity, inducing them to perform or omit to perform any act in violation of their legal duty, ensure any undue advantage or induce the Public Agent to use their influence with any other Public Agent or Authority to affect or influence any act or decision, with the purpose of assisting the Company in obtaining, maintaining or directing business;
(iv)not have financed, funded, sponsored or in any way subsidized the practice of unlawful acts prohibited by the Anti-Corruption Laws, nor used any assets or funds of the Company or to make payments, donations, gifts, or any other advantages for the benefit of Public Officials or third parties related to them;
(v)with regard to bids and contracts with any Authority, not to have practiced, by action or omission, any act which may result in an advantage or undue benefit, fraud or frustration of the bidding process or contract in violation of the Anti-Corruption Laws;
(vi)not have practiced, by action or omission, any acts with the purpose of hindering the investigation or inspection activity of Public Agents or any Authority, or of intervening in their respective performance;

(vii)[***];
(viii)the Company is not subject to any ongoing judicial or administrative proceedings in which the Company has been notified, or, to its knowledge, is pending or imminent, or convicted or accused of violations of the Anti-Corruption Laws;
(ix)not be listed as disreputable, prohibited or with any restrictions on the rights to contract with any Authority and not be subject to economic, financial, or business restrictions or sanctions by any Authority, including, without limitation, the National Registry of Disreputable and Suspended Companies, the National Registry of Punished Companies and the National Registry of Civil Convictions for Administrative Improbity and Ineligibility;
(x)that all contracts or payments between the Company and its Third-Parties do not violate Anti-Corruption Laws, have been formalized in the Company's internal books and records and have been made exclusively as consideration for products actually acquired or services actually provided by such Third-Parties;
(xi)the Company has developed and maintain a program of integrity and compliance with applicable regulations and implemented and maintains reasonable policies, procedures and internal controls aimed at the prevention, detection and remediation of bribery or corruption practices by its Representatives and any third parties;
(xii)that none of its partners, managers and employees are or have been Public Officials in the last five (5) years. To the Company’s knowledge, no agent, representative, or any person acting on the Company’s behalf has been convicted under Anti-Corruption Laws.
5.1.16.Competitive Aspects. Except as provided in the Exhibit 5.1.16, to the knowledge of Sellers and the Company, the Company is not involved in procedures, investigations, or inquiries of a competitive nature under analysis by CADE or any other administrative or judicial bodies, and has never received any official letter, subpoena, summons, or notification (judicial or extrajudicial) regarding any anticompetitive practices and/or unfair competition involving the Company.
5.1.17.Litigation. Except as provided in the Exhibit 5.1.17, the Company is not a party to any judicial action or administrative or arbitration proceeding, of any nature, before any Authority, and, to their knowledge, there is no threat of imminent litigation. Sellers and the Company are not a party to any lawsuit or administrative or arbitral proceeding of any nature whatsoever before any Authority that may in any way affect the conclusion or consummation of this Agreement or that could, if decided in favor of the Company and/or Sellers, constitute a Material Adverse Event.
5.1.18.CONTRAN Registration

(i)Exhibit 5.1.18(i) contains the following information on all the Company's accreditation in the CONTRAN in which it operates: (a) State in which the Company operates; (b) date of accreditation; (c) accreditation validity period; and (d) accreditation status. The Company complies with and carries out its activities in accordance with its accreditations.
(ii)The Company holds all the accreditations that are necessary to conduct the Company's business in the Ordinary Course of Business. All the Company's accreditations are in full force and effect and have been obtained in accordance with applicable Law.
(iii)The Company is not involved in any administrative or judicial proceedings that have been brought against the Company arising from or related to the invalidity, lack, insufficiency or need for any accreditation before CONTRAN or any DETRAN. To the best knowledge of Sellers and the Company, no imminent administrative or judicial proceedings may be brought against Company arising out of or in connection with the accreditations before CONTRAN.
5.1.19.Registrations and Authorizations.
(i)The Company holds all permits, licenses, approvals, authorizations, and registrations of the applicable Authorities that are materially necessary to conduct the Company's business, including all necessary licenses, and all such permits, licenses, approvals, authorizations, and registrations are in full force and effect, there being no situation or dispute, existing or, to the knowledge of Sellers and the Company, potential, that could result in any revocation, suspension or other impediment of any such permits, licenses, approvals, authorizations and registrations.
(ii)The Company complies with and carries out its activities in accordance with its permits, licenses, approvals, authorizations, or registrations. To the knowledge of Sellers and the Company, the Company has never failed to comply with any of the permits, licenses, approvals, authorizations, or registrations applicable to the activities it carries out.
(iii)Except as expressly provided in this Agreement, no prior consents, approvals, or authorizations by any Authority or third party are required for the execution and fulfillment of this Agreement or the other documents of the Transaction by Sellers, by the Company, as well as for the implementation of the operations and fulfillment of the obligations set forth therein.
5.1.20.Conduct of Business. From January 31st, 2025 to this date: (i) Company conducted its business in its ordinary course and consistent with past practices; (ii) there has not been in this period any event or circumstance that could be reasonably expected to result in a Material Adverse Effect; (iii) the Company has not carried out any of the CONTRAN Restricted Activities; (iv) the Company has not made any changes to the accounting policies, methods, accounts or books and/or practices adopted in the preparation of the Financial Statements; (v) except as per Exhibit 5.1.20, the

Company has not sold, transferred or by any means, disposed of, burdened or by any means, been required to dispose of, encumber or lease, or otherwise sell any material fixed asset; (vi) the Company did not distribute to Sellers outside the Ordinary Course of Business through the payment of dividends, interest on equity and/or granting of loans and/or credits; (vii) the Company has not incurred any Indebtedness outside the Ordinary Course of Business; (viii) except if under the Ordinary Course of Business, the Company has not released, forgiven or unilaterally terminated agreements against its shareholders, employees, service providers or third parties; and (ix) except as per Exhibit 5.1.20, the Company has not made any donation, assignment and/or transfer, free of charge, of assets, rights or any type of asset of the Company to Sellers, employees, service providers and/or third parties.
5.1.21.Contracts. As of the date hereof, the Company is not a party to any Material Contracts, except for those listed in the Exhibit 5.1.21. Each of the Material Contracts is in full force and effect, being enforceable against the respective contracting parties, in accordance with their respective terms and conditions and there has been no breach of the provisions of such contracts by any of the parties to said Material Contracts. To the knowledge of Sellers and the Company, there is no threat of notice of termination, dissolution and/or termination of any Material Contract. No Material Contract is being renegotiated, except as those listed in Exhibit 5.1.21. The Material Contracts to which the Company is a party were entered into in the Ordinary Course of Business. The Closing and/or the implementation of any of the transactions set forth in this Agreement will not result in a breach or early expiration of any Relevant Contract. For purposes of this Agreement, “Material Contract” means any of the following:
(i)Any lease (of movable or immovable property) (a) that includes annual rents of [***] or more; or (b) that cannot be terminated by the Company upon notice of a maximum of ninety (90) days in advance and without penalty.
(ii)Any contract for the purchase of materials, supplies, products, services, equipment, or other assets (a) that contemplates annual payments by the Company of [***] or more; or (b) that cannot be terminated by the Company upon notice of a maximum of ninety (90) days in advance and without penalty.
(iii)Contracts and terms for granting login and password entered into by the Company and its main customers.
(iv)Any derivative contract, including, without limitation, that involves hedging, swap, forward, futures, prepayment or options, or similar contracts that involve, or are settled by reference to, one or more rates, currencies, commodities, stocks, debt instruments or securities, or economic, financial or price indicators, risk gauges or economic, financial or price value.
(v)Any partnership, joint venture, profit-sharing agreement or similar contract or arrangement (including [***]).

(vi)Any contract relating to the acquisition or disposal of any business (whether by way of merger or incorporation, sale of shares, sale of assets or otherwise).
(vii)Any contract related to Indebtedness or deferred price guarantee for the purchase of goods (in any case, incurred, assumed, guaranteed, or secured by any asset) in amount exceeding [***];
(viii)Any option agreement to purchase or sell assets, assignment or perpetual license of software or source code, and franchising.
(ix)Any contract containing clauses that subject the Company to non-compete, non-solicitation or exclusivity.
(x)Any contract with any Related Party of Sellers or the Company.
5.1.22.[***] Agreement. The Company represents and warrants that: (i) the [***] Agreement is valid and in full force and effect, being enforceable against the respective contracting parties, in accordance with their respective terms and conditions and there has been no breach of the provisions of such agreement by any of the Parties; (ii) the design, development and production of any software by the Company, including, but not limited to, [***], does not impact or infringe in any way the non-compete obligation set forth in the [***] Agreement; and (iii) it will continue with the acquisition of the source code of the [***], instead of entering into a partnership for joint commercial exploitation of the [***] and other applicable software of the platform. The Closing and/or the implementation of any of the transactions set out in this Agreement shall not result in a breach or the possibility of early termination of the [***] Agreement.
5.1.23.Customers and Suppliers.
(i)The Company's relationship with each of its customers and suppliers has been established and has been conducted in the Ordinary Course of Business.
(ii)Except as per Exhibit 5.1.23(ii), no supplier or customer: (a) is involved in any litigation with the Company; (b) canceled, or otherwise terminated, to the knowledge of Sellers or the Company, or threatened to cancel, or otherwise terminate, its relationship with the Company; (c) in the last twelve (12) months has materially reduced or in the knowledge of Sellers or the Company, threatened to significantly reduce or limit its volume or business with the Company, in the case customers, in greater proportion to the total volume of vehicles financed by the customer in the period, or substantially modified other terms or conditions of sale; or (d) sent notice (judicial or extrajudicial) to the Company or taken any other action as a result of which the Company believes that the relevant customer or supplier intends to terminate, limit or substantially reduce its volume or business with the Company.
(iii)The Company has not received any notice to the effect that any of its current suppliers will not sell merchandise and other goods to the Company on terms and conditions substantially similar to those used in their current sales. The amounts due to the Company's suppliers are accounted for in their entirety and there are no extensions, agreements, exchanges, or alternative payment methods involving any of the Company's suppliers, which are not reflected in the Financial Statements.
(iv)The Company has not received any notification from its current customers questioning, in any way, the services provided and amounts involved, nor requesting the termination or rescission of the current contracts entered into with such customers. The amounts owed by the Company's customers are accounted for in their entirety and there are no extensions, agreements, exchanges, or alternative payment methods involving any of the Company's customers, which are not reflected in the Financial Statements.
5.1.24.Related Party Transactions. Except as listed in the Exhibit 5.1.24, the Company has not entered into any contract, agreement, transaction or transaction with Related Parties of Sellers or of the Company's, which is in force as of the date hereof. Except as listed in the Exhibit 5.1.24, there are no outstanding or unpaid amounts or obligations in relation to transactions with Related Parties.
5.1.25.Assets. Exhibit 5.1.25 contains a list of all relevant assets, grouped by type, owned by the Company that are materially necessary for the conduct of its business.
5.1.26.Real Estate.
(i)The Company does not own its own property.
(ii)All properties rented or used in any other capacity by the Company are described in the Exhibit 5.1.26 (“Third-Party Real Estate”) and observe the terms and conditions currently practiced in the market. To Sellers or the Company´s knowledge, all Third-Party Real Estate are free and clear of any Encumbrances, and the title of use agreements are legally valid, binding, and enforceable against and by the Company, in each case in accordance with their respective terms. The Company has not violated, in accordance with the applicable terms, any of the terms of the title to use of the Third-Party Real Estate and neither party is in default of the terms of such agreements.
(iii)To Sellers knowledge, no Dispute has been initiated against the Third-Party Real Estate, and Sellers and the Company have not received written or verbal notice of any Dispute proceedings, and, to Sellers or the Company´s knowledge, no proceedings are imminent against the Third-Party Real Estate.
(iv)The sewage, water, gas, telephone, electrical and drainage facilities are adequate to meet the Company's operations in the respective Third-Party Real Estate in accordance with how they have been conducted.
5.1.27.Intellectual Property Rights.
(i)Exhibit 5.1.27 contains a list of all Intellectual Property Rights that are owned, owned, used, licensed or sublicensed by the Company on this date, used in or in any way related to the Company's activities.
(ii)No lawsuits have been instituted, they are not pending, and, to the best knowledge of Sellers and the Company, there is no imminence that question any copyright and related property rights related to Intellectual Property Rights, their use, commercial exploitation, or their validity, including in relation to copyright and related property rights. The Intellectual Property Rights comply with all licenses and intellectual property Laws, are valid, are free and clear of any Encumbrances and represent all Intellectual Property Rights and all intellectual property necessary to conduct the Company's activities in accordance with how they have been conducted.
(iii)All registrations, maintenance, and renewal fees currently due in respect of such Intellectual Property Rights have been made and/or paid. Except as per Exhibit 5.1.27, there are no royalties, fees, or other payments to be made by the Company to any Person by virtue of the ownership, development, use, license, sale, or disposition of the Intellectual Property Rights.
(iv)The Company does not infringe, expropriate, misuse, or violate any Intellectual Property Rights of any third party.
(v)Sellers and/or the Company have not received, nor have they been informed that they are in the process of receiving any notice of Claim from any third party that the Company's business is violating or infringing the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under any Law.
(vi)No employee, collaborator, administrator, agent, or contractor of the Company holds any right, directly or indirectly, in part or in full, related to the Company's Intellectual Property Rights. The Company owns or has access to the original copies and all other copies of all documentation, as well as all source codes or password-protected codes, as applicable, of all computer systems, software and applications owned by the Company. The Company has not disclosed (outside its internal scope) and is not aware of any third party disclosure of the source codes inserted in the Company's Intellectual Property Rights. To the Company’s and Sellers’ knowledge, during the development and/or creation of the Company's Intellectual Property Rights, including, without limitation, the computer systems, software and/or applications owned by it, no developer (employees, collaborators, administrators, agents, or contractors) has incorporated any work or other proprietary materials of third parties, so that such third parties may legitimately claim any rights over such computer systems, software and/or applications.
5.1.28.Information Technology.
(i)Exhibit 5.1.28(i) lists all of the Company's proprietary systems, computer programs, and software (“Proprietary Systems”) used by the Company in its activities in the way they are currently conducted, being that all the Own Systems were developed by employees, collaborators and/or service providers duly contracted to develop such systems. The Company does not use open source resources (open source software) in the core of its Own Systems or, when it does so, uses subsystems and libraries that have licenses that do not require the redistribution of Own Systems in open source, and there is no risk of contamination or misconfiguration of the Company's rights as to the ownership of the Own Systems and their free enjoyment or the need to share any changes with any Third Party or with the open source community, modifications, improvements and enhancements of the Proprietary Systems.
(ii)Exhibit 5.1.28(ii) lists all relevant third-party systems and software (“Third-Party Systems”) used by the Company in the conduct of its activities in the way they are currently conducted. All licenses held by the Company in relation to the Third-Party Systems are valid and in force and comply with applicable Laws and agreements relating to the use of such Third-Party Systems. The Company complies with all of its software licensing agreements.
(iii)The Company is the rightful owner or has the right to freely use all hardware necessary to access its records and conduct its respective activities in the Ordinary Course of Business (“Hardware”). The Company properly maintains the Hardware and the respective licenses for its use in order, valid and fully in force, and the Hardware is free and clear of any Encumbrances. All records kept on the Hardware are authentic and the Company maintains the respective backups and takes all reasonable measures to ensure the confidentiality, privacy and security of its customers’ personal data and information processed on the Hardware, which is in full compliance with the applicable data protection Law in Brazil and abroad applicable.
5.1.29.Data Protection. The Company has taken all necessary steps to (i) ensure the security, confidentiality, and integrity of transactions, confidential and proprietary information, and the Company Data; (ii) protect against unauthorized access to the Company Systems and unauthorized third parties have access to the Company Data or the Company Systems; and (iii) maintain the Company Data in compliance with applicable Laws, including Laws dealing with privacy. The Company has not suffered any breach of security in relation to the Company Data. The Company complies with applicable Laws that deal with data privacy in all its material respects.
5.1.30.Warranties. The Company is not a guarantor of any Indebtedness, liabilities, or obligations of any other Person, including, but not limited to, Sellers or their Related Parties, nor is they otherwise liable for them.
5.1.31.Insurance. Exhibit 5.1.31 contains a complete list of insurance policies currently maintained by or for the benefit of the Company. There is no demand pending under any of its policies or certificates in respect of which coverage has been questioned, denied, or discussed by the underwriters of such policies or certificates, or in respect of which such underwriters have reserved their rights. All premiums due under these policies and certificates have been timely paid and the Company has fully complied with the terms and conditions of such policies and certificates. Insurance policies and certificates (or other policies and certificates providing substantially similar coverage) are in effect and will be in full force and effect or duly renewed on the Closing Date. The Company maintains insurance that covers risks in amounts compatible with the practice of the industry in Brazil and all insurance policies were contracted under market conditions. To the best of Sellers' knowledge, there is no imminent termination of, increase in premium in respect of, or significant change in the coverage provided for in any such policies or certificates. The Company is the sole beneficiary of such insurance policies contracted by it. The Company has not failed to act or committed any act that could cause its insurers to refuse to indemnify it, as applicable, for the occurrence of insured events. No notice of cancellation or termination has been received in relation to such policies.
5.1.32.Bank Accounts. On the present date, the Company only has the bank accounts indicated in the Exhibit 5.1.32. All the Persons with powers to handle and conduct transactions relating to such bank accounts and financial investments are listed in Exhibit 5.1.32.
5.1.33.Powers of Attorney. All powers of attorney in force granted by the Company, including powers to operate bank accounts and/or assume obligations of any nature in its behalf are listed in the Exhibit 5.1.33, excluding powers of attorney ad judicia.
5.1.34.Brokers and Intermediaries. Except as per Exhibit 5.1.34, there is no employee, broker, intermediary, advisor, investment bank, attorney, mediator or third party hired, mandated, or otherwise entitled to receive any fees, intermediary fees, brokerage, commission, or compensation related to the transactions provided for in this Agreement.
5.1.35.Teckey Assets. The Teckey Assets listed in Exhibit 6.11 comprise the assets that are materially necessary to conduct Teckey’s business, except for the Gestor software, which will not be subject to the transfer provided for in Section 6.11 due to regulatory restrictions.
5.1.36.Full Disclosure. There is no act, fact, or situation known to Sellers that materially affects, or that in the future may materially affect, the Company, its business, operations, cash flows, properties or Assets, or its financial and general conditions, which has not been expressly informed by Sellers in this Agreement.
5.2.Buyer's Representations and Warranties. Buyer hereby represents and warrants to Company and Sellers that the following representations and warranties are true, complete, accurate, correct and not misleading as of the date hereof and shall continue to be true, complete, accurate, correct and not misleading as of the Closing Date as if they were made on the Closing Date (except as otherwise expressly provided below).
5.2.1.Organization and Functioning. Buyer is a privately held corporation duly incorporated and validly existing under the Law. Buyer has full capacity, legitimacy and is legally entitled to conduct its business as it is currently conducted and in accordance with the Law, as well as to own and use all of its property and assets.
5.2.2.Capacity, Legitimacy and Authorization. Buyer has full capacity, power and authority to: (i) enter into this Agreement and all other applicable documents and instruments in the manner provided herein for the execution of the Transaction; (ii)

comply with the obligations assumed in this Agreement and in the other documents related to the implementation of the Transaction; and (iii) consummate the Transaction, having taken all necessary measures and obtained all necessary approvals to authorize its execution.
5.2.3.Valid and Enforceable Contract. This Agreement has been signed by Buyer and constitutes a valid, binding, and enforceable obligation of Buyer. Each of the Transaction documents to be signed prior to and/or on the Closing Date constitutes and shall constitute a valid and enforceable obligation of each of its Parties in accordance with their respective terms.
5.2.4.No Conflicts; Consents. Buyer's signing and execution of this Agreement, as well as the execution of the other documents of the Transaction and the completion of the Transaction:
(i)Do not violate any constitutive or corporate document of Buyer and/or any corporate resolution of its partners.
(ii)Do not violate any Law or Decision applicable to Buyer.
(iii)Do not require any consent, approval or authorization from any Person or Authority, any notification to any Person or Authority, except as otherwise provided in this Agreement.
5.2.5.Financial Capacity. Buyer will have sufficient resources to carry out the Transaction within the deadlines set forth in this Agreement.
5.2.6.CONTRAN Restricted Activities. Buyer does not exercise, on this date, nor will it exercise on the Closing Date, any CONTRAN Restricted Activity. No Affiliates of Buyer doing business in Brazil exercise, on this date, nor will it exercise on the Closing Date, activities carried out by: (i) Creditor Institutions holding secured guarantee; (ii) entities holding equity interest or Control in Creditor Institutions that operate in: (a) the asset registration and financial settlement system, authorized by the BCB; and (b) systems maintained by entities authorized by the BCB to conduct financial asset registration activities, including information related to guarantees established over motor vehicles and ownership of motor vehicles subject to lease agreements; and (iii) Persons who submit information, for registration purposes, to the executive traffic bodies or entities of the States and the Federal District.
5.2.7.Anti-Corruption Laws. Buyer, for itself, its Affiliates, and their respective Representatives, declares and warrants:
(i)has always complied with all applicable Anti-Corruption Laws, and have not committed, by action or omission, any act or omission that could or may be considered a violation or that may give rise to Buyer's liability under the Anti-Corruption Laws;
(ii)has not given, offered, promised, or authorized, directly or indirectly, the payment or delivery of any undue advantage to a Public Agent or a third party related to them;
(iii)not have offered the payment of money or any amount, gift, offer or donation of anything of value to any Public Official, directly or indirectly, for the purpose of influencing any act or decision of the Public Official in his official capacity or competence, inducing him to perform or omit any act in violation of his legal duty, securing any undue advantage or inducing the Public Official to use his influence with any other Public Official or Authority to affect or influence any act or decision with the purpose of assisting Buyer to obtain, maintain or direct any businesses;
(iv)not have financed, funded, sponsored, or in any way subsidized the practice of illegal acts prohibited by the Anti-Corruption Laws, nor used any of Buyer's assets or funds to make payments, donations, gifts, or any other advantages for the benefit of Public Officials or third parties related to them;
(v)with regard to bids and contracts with any Authority, not having committed, by action or omission, any act in violation of the Anti-Corruption Laws;
(vi)not having committed, by action or omission, any acts intended to hinder the investigation or oversight of Public Officials or any Authority, or to intervene in their respective activities;
(vii)to their knowledge, not have been or be under investigation or monitoring due to events related to violations of the Anti-Corruption Laws; not having been or being subject to ongoing, pending, or, to their knowledge, imminent judicial or administrative proceedings, or having been convicted or charged with violations of the Anti-Corruption Laws; and
(viii)not be listed as unfit, prohibited, or subject to any restrictions on the right to contract with any Authority, nor be subject to economic, financial, or business restrictions or sanctions by any Authority, including, without limitation, the National Registry of Unfit and Suspended Companies (Cadastro Nacional de Empresas Inidôneas e Suspensas), the National Registry of Punished Companies (Cadastro Nacional de Empresas Punidas), and the National Registry of Civil Convictions for Acts of Administrative Misconduct and Ineligibility (Cadastro Nacional de Condenações Cíveis por Ato de Improbidade Administrativa e Inelegibilidade).
6.OTHER COVENANTS
6.1.Conduct of the Company's Business until the Closing Date. Sellers agree that, during the period beginning herein until the Closing Date or until the date of termination of this Agreement, whichever occurs first, in accordance with its terms, unless authorized by Buyer in writing or as provided in this Agreement, they shall cause the Company: (a) to conduct its operations solely in the Ordinary Course of Business and in accordance with applicable Law; (b) maintain its business organization within the Ordinary Course of Business and in accordance with applicable Law; (c) keep the services of its officers and employees available, under the Ordinary Course of Business; (d) maintain the relationship with its suppliers, distributors, customers and all those who have business relations with the Company within the

Ordinary Course of Business; and (e) continue to pay and discharge their debts to the extent that they become due. Without limiting the generality of the foregoing, unless authorized in writing by Buyer, Sellers agree not to, and undertake to cause the Company not to do the following, as applicable:
(i)amend its Bylaws;
(ii)authorize the issuance, issue, sale, grant, pledge, authorize, incur in Encumbrances, or deliver (a) shares issued by the Company or other security or voting rights of the Company; or (b) any convertible, exchangeable securities, or those evidencing the right to subscribe for or acquire any shares or other interests or voting rights in the Company, including rights, warranties, or options;
(iii)contact, negotiate, contract, or develop, individually or jointly with any third party, any other discussion, project, or operation similar to the Transaction;
(iv)increase or decrease the Company's capital stock;
(v)split, reclassify, group, redeem, buy, or otherwise acquire, directly or indirectly, any shares of the Company's capital stock, or other security or voting rights in the Company, or make any other change in the Company's capital structure;
(vi)declare, pay, or reserve any dividend or make any distribution (whether in cash, stock, property, or other assets outside the Ordinary Course of Business, i.e., less frequently than monthly and/or in an amount greater than the net profit for the corresponding period);
(vii)acquire any business, line of business or Person, by merger or acquisition, purchase of substantially all assets or equity interest, or otherwise, in a single transaction or a series of related transactions, or enter into any contract, letter of intent or similar agreement (whether or not enforceable or binding) in relation to the foregoing, or create any subsidiary, [***];
(viii)carry out any of the CONTRAN Restricted Activities;
(ix)carry out any corporate reorganization, including, without limitation, incorporation, merger of shares, spin-off, or merger;
(x)declare or recognize bankruptcy, dissolution, liquidation, requests judicial or extrajudicial reorganization or similar procedure, or have its bankruptcy or civil incapacity decreed;
(xi)increase the compensation payable (including payments, wages, compensation, bonuses, incentives, deferred compensation, profit sharing, pension or any other compensation or benefits) to any current or former director, manager, employee, or agent of the Company, outside the Ordinary Course of Business;
(xii)make any payment, distribution or arrangement of bonuses, profit sharing, pension, retirement, insurance, or benefit, to or with any director, manager, or employee, outside the

Ordinary Course of Business;
(xiii)establish, adopt, enforce, amend, or terminate any employee benefit plan or any collective bargaining, compensation or other arrangement, fund, policy, or arrangement, for the benefit of any directors, managers, or employees;
(xiv)enter into any Material Contract or undertake or agree to enter into any Material Contract, or amend or terminate or waive or assign any rights under any Material Contract, except in relation to contracts and terms of login and password signed with customers;
(xv)have any of its assets materially necessary for the Ordinary Course of Business subject to any Encumbrance or given in rem or personal guarantee, for the benefit of any Person;
(xvi)sell, transfer, lease, encumber, leaseback, sublease, license (except if under the Ordinary Course of Business) or otherwise dispose of, or undertake to do so (whether binding or otherwise), in relation to any relevant assets or property, or any related rights, or make any type of anticipation and receivables, except for sales of inventory or guarantees on receivables for the Company's operations, in the Ordinary Course of Business;
(xvii)increase or decrease outside the Ordinary Course of Business (or fail to increase or reduce, in accordance with applicable accounting standards in Brazil and in the Ordinary Course of Business) the value of any material asset, or materially revalue any material asset for the conduct of its business;
(xviii)make any change in accounting method, accounting practice, or auditing practice, outside the Ordinary Course of Business, except if due to a mandatory legal provision;
(xix)cease to maintain normal levels of Net Debt and Working Capital, according to the Ordinary Course of Business of the Company;
(xx)alter, carry out or revoke any express or tacit tax election, or settle and/or commit any tax liability or proceeding related to Taxes; waive any right to a refund of Taxes; prepare any Tax return in a manner that is inconsistent with past practices; incur in any liability arising from Taxes in a manner inconsistent with past practices, fail to file any tax returns when due, fail to cause tax returns when due to be complete and accurate, or file an amended tax return or claim for a refund of taxes with respect to the income, operations or property of the Company outside the Ordinary Course of Business or in a manner inconsistent with past practices; enter into or amend any agreement with a Tax Authority, or make any extension or waiver of restrictions on the posting or collection of any Tax outside the Ordinary Course of Business;
(xxi)pay, discharge, settle or satisfy any procedures other than payments, discharges, transactions, or satisfactions in the Ordinary Course of Business of liabilities reflected in the Financial Statements;
(xxii)incur, assume, guarantee, or modify any Indebtedness above [***];
(xxiii)make any investment, loan, advance or capital contributions in any other Person;

(xxiv)enter into any new transaction with or for the benefit of any Related Party;
(xxv)cease to maintain insurance in amounts and of a comparable nature to the insurance currently in force in the Ordinary Course of Business;
(xxvi)permit the expiration or failure to make any request for the renewal of any accreditations CONTRAN, permits, licenses, approvals, and authorizations necessary for the conduct of its business in the Ordinary Course of Business;
(xxvii)transfer, encumber or license, outside the Ordinary Course of Business, any Intellectual Property Rights;
(xxviii)abandon, cancel, allow to expire, cease to renew, cease to continue to pursue, protect, defend any Intellectual Property Right;
(xxix)make any contribution to any political party, political candidate, or any employee of an Authority;
(xxx)take any action that would violate the Anti-Corruption Laws;
(xxxi)plan, announce, implement, or make any reduction in personnel, layoffs, early retirement programs, severance programs or other programs or efforts related to the termination of the employment relationship of employees of the Company (other than those within the Ordinary Course of Business);
(xxxii)hire management employees whose individual net remuneration exceeds [***] per month;
(xxxiii)to forgive, cancel, waive, or release any credit, debt, account, receivable, claim or other right in relation to any Person outside the Ordinary Course of Business;
(xxxiv)materially modify the terms and conditions applicable to the sale of the Company's services outside the Ordinary Course of Business;
(xxxv)make an agreement in any administrative, judicial or arbitration proceeding involving amounts above [***];
(xxxvi)assume any commitment, promise, or option, even if conditional, for the future practice of any of the acts listed above.
6.2.Information. From the date hereof and until the Closing Date, the Company will send (and Sellers will cause the Company to send) to Buyer the information and documents listed below, and the sharing of any competitively sensitive information, if it occurs and to the extent strictly necessary for the negotiation of the Transaction by the Parties, will be in accordance with the applicable regulations, in particular Law No. 12,529/11, and CADE's rules and guidelines: (i) the Company's monthly income statements and balance sheets; (ii) managerial, financial and operational reports customarily prepared by the Company; (iii) documents and information on executed or terminated Material Contracts, without prejudice to the provisions of the Section above; and (iv) information on material changes regarding relevant judicial or administrative proceedings in which the Company is a party or involving its assets or business, such as plaintiffs, defendants or co-defendants.
6.3.Public Announcement. Any material fact, public announcement, press release, notice to the market, notice to Authorities, in Brazil or abroad, or other disclosure made by any Parties related to the Transaction shall be approved by Buyer prior to publishing. Buyer is authorized to publish announcements and communications and undertakes to use its best efforts to inform Sellers in advance and, whenever the deadline provided for in applicable law allows, to consult them before publishing announcements and communications.
6.4.Confidentiality.
6.4.1.The Parties and the Company mutually undertake to [***]: (i) except if required for complying with applicable regulatory regulation, not to disclose, in whole or in part, the object and/or content of this Agreement and of the Transaction to any third parties, other than their respective shareholders, investors (current or potential), managers, employees, representatives or consultants, from whom they must demand, under their sole responsibility, the same confidentiality obligations as those assumed by them herein; (ii) not to disclose or allow access, in any case, in whole or in part, to the Confidential Information of the other Parties or of the Intervening Consenting Party by third parties other than their directors, employees, representatives, agents or consultants (and to them only to the extent necessary to enable the achievement of the object of this Agreement), from which they shall demand, under their sole responsibility, similar to the confidentiality obligations undertaken by them; (iii) not to use any of the Confidential Information, except for the purposes set forth in this Agreement; and (iv) to maintain the confidentiality of the Confidential Information received from the other Parties or the Intervening Consenting Party. For the avoidance of doubt, Buyer may disclose Confidential Information to its Affiliates to the extent necessary to comply with its legal obligations, investment policy, or other regulations applicable to Buyer and/or its Affiliates.
6.4.2.The limitations set forth in this Agreement on disclosure of Confidential Information do not apply to Confidential Information that: (i) was, as of that date, in the public domain; or (ii) became known to the general public after such date as a result of the act or omission of the party owning the Confidential Information or any of its representatives; or (iii) have to be disclosed, revealed or made available as a result of or for the purpose of complying with regulatory obligations applicable to Buyer and/or the Company as part of Buyer's economic group (including, without limitation, the regulatory rules of the Securities and Exchange Commission or the New York Stock Exchange – NYSE applicable to Evertec, Inc.).
6.5.Taxes. Unless otherwise expressly provided in this Agreement, each Party shall be solely and individually liable for any Taxes respectively due as a result of the operations under this Agreement.
6.5.1.Sellers must submit to the Company, within fifteen (15) days after the due date for payment of Income Tax, a federal revenue collection document (DARF) referring to the payment of Income Tax or a declaration of non-existence of tax due on the receipt of any portion of the Purchase Price, according to the model brought in annex I of the Normative Instruction of the Federal Revenue Service of Brazil No. 892, of December 18, 2008.
6.5.2.In case of non-compliance with the obligation provided for in the Section 6.5.1, Sellers must, within thirty (30) days from the due date for payment of Income Tax, submit an Income Tax calculation report, including value of disposal of the Acquired Shares that served as the basis for calculating the Income Tax and amount of Income Tax due, as well as other information necessary for the completion of the Declaration of Transfer of Ownership of Shares (DTTA), as provided for in annex II of the Normative Instruction of the Federal Revenue Service of Brazil No. 892, of December 18, 2008.
6.5.3.If the information provided for in the Section 6.5.2 is not submitted within the given period, Sellers will be solely and exclusively responsible in the event of any imposition of a fine by the tax authorities due to the failure to submit the Declaration of Transfer of Ownership of Shares by the Company, pursuant to article 7 of the Normative Instruction of the Federal Revenue Service of Brazil No. 892, of December 18, 2008, and Sellers are responsible for indemnifying the Company in the amount of the fine imposed.
6.6.Non-Compete. Sellers, directly and indirectly, by themselves, their Affiliates, any Related Party, or any Person acting in their behalf, including, but not limited to, Teckey, undertake, individually, to refrain from competing with the Company, in Brazil, [***] (“Restricted Period”), being prevented from conducting, performing, practicing, dedicating and/or investing, directly or indirectly, for their own benefit or that of third parties, in the following activities: [***]; (the activities described in items (a) to (d) referred to collectively as the “Competing Businesses”). Sellers also oblige to refrain from: [***]

[***] (“Non-Compete”).
6.6.1.Non-Compete Fine. In case of non-compliance with the Non-Compete obligation, a non-compensatory fine [***] will be applicable, without prejudice to the possibility of Buyer and/or the Company requesting compensation for losses and damages incurred and demanding compliance with the Non-Compete obligation. Regardless of the payment of the fine provided herein, the offending Party shall immediately cease the prohibited activity under this Section 6.6.
6.7.Non-Solicitation. Sellers, directly and indirectly, by themselves and their Affiliates, any Related Party, or any Person acting on their behalf, undertake, during the Restricted Period, for their own benefit or that of third parties, to refrain from hiring, persuading, enticing or attempting to attract: (a) any Person employed and/or contracted by the Company who performs a strategic function or classified as a key-employee to leave their employment or terminate their contractual relationship with the Company; and (b) any customer of the Company to cease to do business with the Company (“Non-Solicitation”).
6.7.1.Non-Solicitation Fine. In case of non-compliance with the Non-Solicitation obligation, a non-compensatory fine [***] will be applicable, as the case may be, without prejudice to the possibility of Buyer and/or the Company requesting compensation for losses and damages incurred and demanding compliance with the Non-Solicitation obligation. Regardless of the payment of the fine provided herein, the infringing Party shall immediately cease the prohibited activity under this Section 6.7.
6.8.CADE's Approval. The Parties shall jointly submit the Transaction object of this Agreement for CADE's approval, within ten (10) Business Days from the date of signature of this Agreement0.
6.8.1.The Parties shall cooperate mutually and in a full and timely manner in the preparation of the notification and all other documents and statements to be submitted to CADE, as well as in the fulfillment of any requests for clarifications and/or additional documents and/or information that may be made by CADE throughout the notification process, presenting all reasonably necessary information and documents and using its best efforts to obtain CADE's Approval as soon as possible.
6.8.2.The leadership and coordination of the work related to the process of obtaining CADE's Approval, as well as any and all communication with CADE throughout such process, will be Buyer’s responsibility, and Sellers may appoint their own legal representatives to monitor the process together with Buyer's legal representatives. Buyer shall provide Sellers with draft petitions and statements and presentations to be made to CADE throughout the process with reasonable notice so that Sellers have sufficient time to review such drafts and make comments they deem pertinent, which shall be taken into consideration by Buyer.
6.8.3.Each Party shall also, within the shortest reasonably possible period (i) immediately notify the other Party of any communication made by CADE, by any means, related to the Transaction, including the request for clarifications and documents, if such communication has been addressed only to one of the Parties; and (ii) provide the other Party with copies of all material corresponding to CADE's Approval, including the documents submitted to CADE for the purpose of obtaining CADE's Approval and all written communications maintained with CADE, regarding this Agreement, the Transaction or the documents previously sent to CADE, if such materials have not been made available to the other Party, removing from such documents, where applicable, competitively sensitive information.
6.8.4.Each Party shall be liable for any fines, penalties, liabilities and/or expenses arising from any violations it causes, subject to its respective obligations set forth in this Section.
6.8.5.The Parties undertake to use their best efforts to address any competition concerns that may be raised by CADE throughout the process, [being understood that Buyer shall not be obliged to negotiate any remedy or accept any restriction that may eventually be required or imposed as a condition for CADE's Approval].
6.8.6.The notification fee of the Transaction will be apportioned in the proportion of fifty percent (50%) to each Party.
6.9.No Disparagement. The Parties and the Company shall refrain from, directly or indirectly through an intermediary, expressing any opinion, expressing any understanding, or performing any act in relation to a determined Party, the Company, and/or its Affiliates, that may be considered harmful or that causes actual damage to the reputation or image of the Parties or the Company and their respective Affiliates or that cause any Person (including, without limitation, any and all customers or suppliers of the Parties) to provenly fail to enter into, or terminate any business material relationship, with the Parties, the Company, and their respective Affiliates. In the event of non-compliance with this agreement, the violating Party shall be subject to the payment of a non-compensatory contractual fine of [***].
6.10.[***] Agreement. Upon satisfaction of the condition precedent of CADE’s Approval, as set forth in Section 3.1(iii) above, the Company will provide Buyer with the opportunity for the Company to review, audit, and jointly negotiate the acquisition of [***].
6.11.Transfer of Assets – Teckey. Within ninety (90) days after the Closing Date, Sellers shall transfer all of Teckey's assets to the Company, duly listed in Exhibit 6.11 (“Teckey Assets”), as well as all certifications and authorizations necessary for the operation of Teckey Assets and intellectual property assignment within terms similar to those provided for in Exhibit 3.2(vii), according to the structure that may be mutually agreed upon between Sellers and Buyer (“Transfer of Assets - Teckey”), provided that if any counterparty to the contracts indicated in Exhibit 6.11 opposes the transfer of its contracts to the Company, such contract shall be terminated and such circumstance shall not prevent the transfer of the remaining Teckey Assets to the Company. For the avoidance of doubt, no liabilities, or obligations of any nature, except those arising from the agreements in Exhibit 6.11, shall be transferred to the Company. Sellers undertake, on the date of completion of the Transfer of Assets – Teckey, to have Teckey present a written statement to Buyer granting the broadest, irrevocable, and irretractable release of any amount due between the Company and Teckey up to the date of completion of the Transfer of Assets – Teckey, including as a result of shared services.

6.12.Long-Term Incentive Plan. From the date hereof, Sellers and Buyer shall discuss a long-term incentive plan for the Company aimed at the retention of key executives. This plan must be approved and formalized based on a structure to be mutually agreed upon by the Parties [***].
7.INDEMNIFICATION
7.1.Indemnification to Buyer. Subject to the provisions of this Chapter 7 (Indemnification), Carlos, individually and not severally, undertake to indemnify, defend and hold harmless Buyer, the Company (after the Closing) and/or its Affiliates, and their respective partners, investors, officers, directors, employees, agents or any of their legal successors in any capacity (“Buyer's Indemnified Parties”) for any Loss that is incurred by a Buyer's Indemnified Party (“Buyer's Indemnifiable Losses”):
(i)as a result of non-compliance, falsehood, or breach of any of the representations and warranties made under the Section 5.1 (Sellers' Representations and Warranties);
(ii)as a result of non-compliance or breach of any obligation assumed by Sellers under this Agreement and/or other agreements, instruments, or documents of the Transaction;
(iii)as a result of acts, facts, omissions, events, business or judicial, administrative or arbitration proceedings that relate to events occurred up to and including the Closing Date (even if materialized after the Closing Date), regardless of whether or not they have been identified in the course of the due diligence process carried out by Buyer, whether or not informed through the representations and warranties provided under this Agreement or its Exhibits, or whether or not they are known to Buyer, the Company and/or Sellers;
(iv)[***];
(v)if Buyer and/or Company shall be deemed after the Closing, at any time, successor or liable, for Losses (a) of Sellers or Sellers' Related Parties, directly or indirectly, or (b) of the Company, in which case provided that the event occurred before the Closing Date (inclusive);

(vi)[***]; and
(vii)as a result of a possible eviction in relation to the Acquired Shares, considering that Buyer is guaranteed all the rights granted to a third party acting in good faith in the event of eviction in relation to any of the Acquired Shares.
7.1.1.Due Diligence. The due diligence carried out by Buyer on the Company (“Due Diligence”) shall not affect the indemnification obligation hereby assumed by Sellers, as well as: (i) the mention in this Agreement or its Exhibits of any document, information, question or contingency, including due to the updating of the Exhibits until the Closing Date; (ii) any knowledge (actual or potential) by the Indemnified Party of the falsehood, inadequacy, inaccuracy, inaccuracy, incompleteness or non-performance of any statement made by Sellers or the Company in this Agreement, as well as of any contingencies, liabilities or other obligations; or (iii) any cure of the breach of any obligation under this Agreement. Sellers are aware that Buyer, despite having had the right to perform Due Diligence prior to the present date, does not assume any contingencies or Losses of the Company, whose triggering event has occurred up to (and including) the Closing Date.
7.2.Indemnification of Sellers. Subject to the provisions of this Chapter 7 (Indemnification), Buyer undertakes to indemnify, defend and hold harmless Sellers, the Company (prior to the Closing) and/or its Affiliates, and their respective officers, directors, employees, agents or any of their legal successors in any capacity whatsoever (“Sellers' Indemnifiable Parties”, referred to indistinctly together with Buyer's Indemnified Parties as “Indemnifiable Parties”) for any Loss that is actually incurred by an Indemnified Party of Sellers (“Sellers’ Indemnifiable Losses”, referred to indistinctly together with Buyer's Indemnifiable Losses as “Indemnifiable Losses”):
(i)as a result of non-compliance, falsehood, or breach of any of the representations and warranties made under the Section 5.2 (Buyer's Representations and Warranties);
(ii)as a result of non-compliance or breach of any obligation assumed by Buyer under this Agreement and/or other agreements, instruments, or documents of the Transaction; and
(iii)if Sellers and/or the Company are deemed, after the Closing, at any time, successors or liable for Losses (a) of Buyer or of Buyer's Related Parties, directly or indirectly, in this case, fully, or (b) of the Company, in this case, provided that the event occurred after (and including) the Closing Date, and, in this case, proportionally to the percentage held by Buyer in the Company in the verification of said Indemnifiable Loss.
7.3.Indemnity Term. The Parties' indemnification obligations under this Agreement shall remain valid, provided that they are notified to the Indemnifying Party, by the following prescriptive terms applicable to the nature of the respective Claims: (i) for Losses of a tax nature, six (6) years from the Closing Date; (ii) for Losses arising from violation of Sellers'

Fundamental Representations and Warranties, from acts committed with willful misconduct, fraud, or bad faith, or related to corruption matters, within the applicable statutory or limitation periods, as set forth under the applicable Law; and (iii) for Losses of any other nature, five (5) years from the Closing Date, or the applicable prescriptive term, if shorter., as provided by applicable Law. Therefore, the indemnification duties set forth herein shall remain valid for the term of the litigation that results in or refers to an Indemnifiable Loss if it has been notified by the respective Indemnified Party, pursuant to the terms of the Section 7.4 (Indemnity Procedure – Direct Claims) and Section 7.5 (Indemnification Procedures – Third-Party Claims ) within such period.
7.4.Indemnity Procedure – Direct Claims. In the event that an Indemnified Party suffers an Indemnifiable Loss under this Agreement, and for any reason other than a Third-Party Claim (“Direct Claim”), the Indemnified Party shall notify the Indemnifying Party of the Loss suffered and its cause and amount (“Notice of Indemnity”).
7.4.1.Response to Notice of Indemnity. If the Indemnifying Party has any doubt or disagreement regarding the Loss suffered by the Indemnified Party, the Indemnifying Party shall notify the Indemnifying Party within ten (10) Business Days from the receipt of the Notice of Indemnity presenting the reasons for its doubt or disagreement (“Response to Notice of Indemnity”). If the period of ten (10) Business Days has elapsed without the Indemnifying Party having notified the Indemnifiable Party, the amount referred to in the Notice of Indemnity shall become due from the Indemnifying Party and shall be paid to the Indemnifiable Party in accordance with the terms of this Chapter 7 (Indemnification). In the event that the Indemnifying Party disputes only part of the amount referred to in the Notice of Indemnity, the amount not disputed shall become due from the Indemnifying Party and payable to the Indemnified Party under the terms of this Chapter 7 (Indemnification).
7.4.2.Disputes over the Obligation to Indemnify. In the event that the Notice of Indemnity is contested, the Indemnifying Party and the Indemnifying Party will use their best efforts to, within ten (10) Business Days from the date of submission of the Response to the Notice of Indemnity, discuss amicably and in good faith the content of the Notice of Indemnity and the Response to the Notice of Indemnity with a view to reaching an agreement as to the eventual indemnification owed by the Indemnifying Party to the Indemnified Party. If no amicable settlement is reached within the above period, the matter shall be settled by arbitration in the manner provided for in the Chapter 9 (Dispute Resolution).
7.5.Indemnification Procedures – Third-Party Claims. Any and all Claims that may result in an Indemnifiable Loss not brought by a Party to the other Party shall be hereinafter referred to as a “Third-Party Claim.”1
7.5.1.Notice of Third-Party Claim. In the event of a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim as soon as practicable, but always before elapsed one-third (1/3) of the statutory time available for the filing of a defense in such Third-Party Claim (“Defense”). Notwithstanding the foregoing, failure by the Indemnified Party to comply with such deadline shall not relieve the Indemnifying Party of the responsibility to indemnify the Indemnifiable Loss related to the Third-Party Claim, unless such failure substantially impairs the ability of Defense related to the Third-Party Claim in question or if the Indemnified Party fails to defend itself or misses the Defense deadline.
7.5.2.Third-Party Claim involving the Company. If the Third-Party Claim is filed against or involves the Company, the Indemnified Party will be exempt from sending the notice of Third-Party Claim referred to in Section 7.5.1 above and the Third-Party Claim in question will be conducted by the Company mandatorily, without impacting in any way the indemnification duty hereby assumed by Sellers under the terms of this Agreement.
7.5.3.Conduct of Defense – Company and Indemnifying Party. Except in relation to Third-Party Claims that may result in a risk to the reputation of the Indemnified Party (including, Claims involving matters related to the Anti-Corruption Law) or that involve an amount greater than [***], which may be conducted by the Company, at its sole discretion, and subject to the provisions of the Section 7.5.7, by hiring a law firm listed as tier one with fees compatible with the market, the Indemnifying Party may assume the Defense of the Third-Party Claim through lawyers of its choice, provided that the Indemnifying Party informs the Indemnifying Party in writing of its decision as soon as possible, but always before elapsed two thirds (2/3) of the period available to the Defense, and if the period available for Defense is five (5) days or less, the notification will be given no later than halfway through the period available to the Defense. With respect to Third-Party Claims that may be defended by the Indemnifying Party, the Indemnifying Party agrees to provide any and all information or materials requested by the Indemnifying Party to instruct the Defense against any such Third-Party Claims. The Indemnifying Party's lawyers must send a copy of the main procedural documents to the Indemnifying Party, and the Indemnifying Party may follow the proceedings. The Indemnifying Party may appoint, at its own expense, its own attorneys to supervise the work that will be conducted by the attorneys appointed by the Indemnifying Party. The Indemnifying Party may not compromise, acknowledge, waive rights, or otherwise assume any obligation on behalf of the Indemnified Party that would result in reputational risk, admission of guilt, or assumption of obligation by the Indemnified Party without the prior written authorization of the Indemnified Party. In other cases, the Indemnifying Party may freely compromise, confess, waive rights in the conduct of the Defense, always observing the criteria of reasonableness, and without prejudice to its obligation to indemnify the Indemnified Party for the Losses caused.
7.5.4.Conduct of Defense – Sellers' Indemnifiable Parties. Subject to the provisions of Section 7.5.3, if Carlos ceases to appoint the Company's Chief Executive Officer, in accordance with the terms and conditions set forth in the Shareholders' Agreement, any Third-Party Claim, existing on such date and/or in the future, that may result in Indemnifiable Losses for Sellers, may be conducted by Sellers, at their sole discretion, by hiring a top-tier law firm, or another office used by Buyer for similar purposes, with market-competitive fees. Buyer may appoint, at its own expense, its own attorneys to oversee the work to be conducted by the attorneys appointed by Sellers. Without prejudice to Sellers’ prerogative to conduct such Claims, and to ensure Buyer’s internal compliance, Sellers undertake to: (i) share with Buyer, in a timely manner, all relevant procedural documents, communications, and related Claims; (ii) keep Buyer updated on the progress of the proceedings, including deadlines, court decisions, agreements, and any relevant events; (iii) provide Buyer with any necessary clarifications for the preparation of contingency reports, audits, and presentations; (iv) follow the operational flows and deadlines previously defined by Buyer for the delivery of information, making any payments, appeals, and court deposits, using the templates and formats made available by Buyer; and (v) not compromise, confess, waive rights, or otherwise assume any obligation on behalf of the Company that may result in reputational risk, admission of guilt, or assumption of obligation without the prior written authorization of Buyer.
7.5.5.Settlement. In any case in which an Indemnified Party or an Indemnifying Party assumes the Defense, the Indemnified Party or Indemnifying Party that assumes the Defense may only compromise, confess, enter into agreements, voluntarily pay, waive rights, or otherwise assume any obligation or extinguish the Third-Party Claim with the prior written consent of the Indemnifying Party or the Indemnified Party, as applicable. However, such consent shall not be required with respect to a settlement that cumulatively: (i) does not impose an obligation to do or refrain from doing anything on the Indemnifying Party or the Indemnified Party, as applicable; (ii) does not imply acknowledgment of fault or willful misconduct by the Indemnifying Party or the Indemnified Party, as applicable.
7.5.6.Third-Party Claims Conducted by the Company. In relation to the Third-Party Claims conducted by the Company, as provided for in the initial part of the Section 7.5.3, the Company's lawyers must send a copy of the main procedural documents to the Indemnifying Party and the Indemnifying Party may appoint, at its own expense, its own lawyers to monitor the work that will be conducted by the lawyers appointed by the Company. The Company may not compromise, acknowledge, waive rights, or otherwise assume any obligation on behalf of the Indemnifying Party without the prior written permission of the Indemnifying Party.
7.5.7.Defense Not Conducted by the Indemnifying Party. If the Indemnifying Party does not assume the Defense, then the Indemnifying Party may, in its sole discretion, pay, settle, or otherwise discharge the obligation subject to the Third-Party Claim or so as to assume the Defense, in any event, at the expense of the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Party, or notifies it in disagreement with the terms of the Section 7.5.3 above (including in relation to the deadlines), will be considered as a manifestation of the Indemnifying Party that it does not intend to assume the Defense of the Third-Party Claim.
7.6.Payment of Indemnifiable Losses.
7.6.1.For all purposes of this Agreement, an Indemnifiable Loss shall only be deemed to have been incurred when (i) the Indemnified Party makes an effective financial disbursement (through payment in cash and/or in kind) to pay Indemnifiable Losses under this Agreement; (ii) a final and unappealable judgment in relation to the relevant proceeding is validly issued by a competent court or tribunal against the Indemnified Party, requiring it to make a financial disbursement; or (iii) a final and definitive settlement of the respective Claim is reached and approved, requiring the Indemnified Party to make a financial disbursement (“Materialized Loss”).
7.6.2.Once the Materialized Loss has been incurred, such Materialized Loss must be recorded in the Indemnity Account, pursuant to Section 7.7, and, provided that the limitations set forth in Section 7.10 are observed, the respective Materialized Loss must be paid. The compensation will be paid in national currency by means of Available Electronic Transfer – TED, to the current accounts to be timely indicated by the Indemnifiable Party.
7.6.3.In the event of a deposit, provision of surety or security or any other type of security, online lien, seizure, freeze of assets, or if any amounts are determined to be due pursuant to a Decision, such judicial deposits, guarantees, sureties, blocked assets and payment orders shall be paid, in cash, by the Indemnifying Party to the Indemnifying Party within ten (10) Business Days of the date on which they are required.
7.6.4.In the event of a Materialized Loss coming from an Indemnifiable Loss incurred by Buyer or its Affiliates (including the Company after the Closing Date), Sellers shall pay, at sole discretion of Buyer: (i) in Reais to the Company the full amount of the Indemnifiable Loss within ten (10) Business Days counted from the receipt by the Indemnifying Party of the Indemnity Account Report or the Basket Report of Indemnity Account, subject to the provisions of the Section 7.10.1 (including by releasing amounts deposited in the Escrow Account, if applicable); or (ii) by way of set-off against amounts of dividend distributions by the Company that would otherwise be due to Sellers, or by way of set-off against any amounts owed by Buyer to Sellers.
7.7.Indemnity Account. Whenever a Indemnifiable Loss is incurred by the Company and/or whenever an Supervening Asset is credited in favor of the Company, the Company undertakes to maintain managerial records of such Losses and Supervening Assets in a virtual indemnity account, whose entries (debits and credits) must be recorded (“Indemnity Account”), including the identification information of each procedure that gave rise to the registration and the amount of the Loss and/or credit, so that such amounts are compensated within the periods provided for above. The Company shall send annually, thirty (30) days prior to the anniversary of the Closing Date, written reports to the Indemnifying Parties, the Indemnifying Parties and the Escrow Agent, accompanied by the respective supporting documentation, which shall contain, at least: (i) the number of the records of the action; (ii) the name of the counterparty; (iii) the subject matter of the action; (iv) the value of the cause; (v) any amounts that have been paid by the Indemnified Party within the scope of the Third-Party Claim; (vi) prognosis of the external lawyer who sponsors such Third-Party Claims; (vii) amounts credited due to Supervening Assets; and (viii) the balance of Materialized Losses arising from Buyer's Indemnifiable Losses, less the amounts in item (vii) above. (“Indemnity Account Report”). Additionally, whenever the Basket value provided for in Section 7.10.1 is reached, Buyer must send the Indemnity Account Report to the Indemnifiable Parties, the Indemnifying Parties, and the Escrow Agent, accompanied by the respective supporting documentation (“Indemnity Account Basket Report”). All amounts recorded in the Indemnity Account shall be corrected by one hundred percent (100%) of the accumulated positive variation of the CDI from the date of financial disbursement of the Indemnifiable Loss in question until the effective reimbursement. Any failure or delay in the delivery of the above report shall not affect, in any way, the rights and liabilities related to indemnification regulated in this Section 7 (Indemnity).
7.7.1.The following items shall be deducted from the amounts of Indemnifiable Losses accounted for in the Indemnity Account shall be (a) the net amount of any payment received by the Indemnified Party from third parties as a result of the Loss accounted for (including amounts relating to insurance indemnities), less all costs and expenses (including Taxes) related to such receipt; and (b) the amount of the tax benefit effectively earned and used by the Indemnified Party with cash effect, due to the possible tax deductibility of the respective Indemnifiable Loss.
7.8.Potential Losses. The total amount of the estimated Losses involved in any and all Claims notified to Sellers pursuant to Sections 7.4 and 7.5 above, duly accounted for in the Indemnity Account Report and whose loss forecasts are classified as “possible” or “probable” (“Potential Losses”), shall be deposited in the Escrow Account pursuant to Section 7.9 at the time of payment of the Options Exercise Price (as defined in the Shareholders' Agreement), if applicable.
7.9.Escrow Account. Prior to the date of payment of the Options Exercise Price (if due, and pursuant to the Shareholders' Agreement), the Parties shall enter into an instrument for the opening and maintenance of a restricted account in the name of the Company (“Escrow Account”) with a financial institution designated by mutual agreement between Buyer and Sellers (“Escrow Agent”), substantially on the terms presented by the Escrow Agent (“Escrow Agreement”).
7.9.1.Escrow Deposit. On the date of actual payment of the Option Exercise Price (as defined in the Shareholders' Agreement) (“Initial Escrow Date”), Buyer shall deposit into the Escrow Account the entire Potential Losses, as verified pursuant to Section 7.8 (“Escrow Amount”).
7.9.2.Escrow Amount. Subject to the terms of the Escrow Agreement, the Escrow Amount deposited into the Escrow Account shall be used by the Escrow Agent exclusively to make payments in favor of Buyer of any amounts owed by Sellers to Buyer in connection to Materialized Losses. The Escrow Amount deposited in the Escrow Account shall be invested in accordance with the Escrow Agreement. Any interest, dividends and other income from such investments shall be incorporated into the Escrow Amount and used to satisfy the indemnification obligations assumed by Sellers.
7.9.3.Costs. The costs and expenses of opening the Escrow Account shall be borne equally by the Parties, and the maintenance costs shall be borne by the Escrow Amount. In the event that the Escrow Amount is not sufficient to pay the costs of maintaining the Escrow Account, the Parties shall bear any costs and expenses of the Escrow Account equally.
7.9.4.Releases. The funds held in the Escrow Account shall be used exclusively to guarantee Buyer's Indemnifiable Losses owed by Sellers to Buyers’ Indemnifiable

Parties under the terms of this Agreement. The releases of any amounts from the Escrow Account shall be carried out upon joint instruction of the Parties pursuant to the Escrow Account opening agreement to be entered into with the Escrow Agent, subject to the following rules: (i) any amounts related to Materialized Losses shall be released in favor of Buyer's Indemnifiable Party; (ii) on the 5th anniversary of the Closing Date, the amount equivalent to fifty percent (50%) of the Potential Losses whose loss forecasts are classified as “possible” will be released to Sellers; and (iii) the remaining Escrow Amount will be held in the Escrow Account until the Potential Losses are determined, at which time it will be released, as applicable, to Buyer's Indemnifiable Parties or Sellers' Indemnifiable Parties.
7.10.Limitations on Sellers' Obligation to Indemnify. Sellers' indemnification obligation is subject to the following limitations:
7.10.1.Notwithstanding anything to the contrary in this Agreement, Sellers' liability to indemnify Buyer's Indemnified Parties shall only become enforceable if and when: (i) the total amount of the Losses equals or exceeds the amount of [***] (“Basket”); or (ii) each anniversary of the Closing Date. Once such amount is reached, or on each anniversary of the Closing Date, as applicable, the aggregate amount of Losses shall be indemnified to the applicable Party (i.e., since the first real) within ten (10) Business Days of notice sent by Buyer to Sellers informing Seller of the achievement of the value of the Basket, or the arrival of the anniversary of the Closing Date, as applicable, and after such payment, the counting of the indemnity amount will be restarted, so that a new payment will be made (since the first real incurred since the last payment) only when the Basket amount is again reached for new indemnities, or on each anniversary of one (1) year from the Closing Date, as applicable, and so on.
7.10.2.The total amount indemnifiable shall not exceed the amount equivalent to [***], except in the case of Losses resulting from and/or related to (i) fraud, willful misconduct or bad faith, if proven in court or in arbitration, (ii) the Section 7.1(ii), except for non-compliance, error, falsehood or breach of any of the representations and warranties made by Sellers in this Agreement other than the Sellers’ Fundamental Representations and Warranties; (iii) breach, error, falsehood or breach of any of the Fundamental Representations and Warranties, which will not be limited in value or time; or (iv) to Section 7.1(vi).
7.10.3.In the event of any Loss whose triggering event is ongoing, that is, initiated before the Closing Date and extended for a period after the Closing Date, the compensation due in relation to such Loss shall be proportional to the interest held by each Party in the Company. Additionally, in the event of any Loss whose triggering event occurs exclusively after the Closing Date, the respective compensation shall be due in proportion to the equity interest that each Party held in the Company on the date of the occurrence of the event giving rise to the Loss, unless expressly provided otherwise in this Agreement.

7.11.Tax Effects. The amount of any Losses shall be indemnified by the Parties plus any Taxes applicable to such payments (payment with gross-up), regardless of the mode of payment, so that the Indemnified Party receives, net of any Taxes, the amount that is due to it as indemnity or reimbursement, in order to nullify the effects that such Losses had on the respective Indemnified Party.
7.12.Duplicate Indemnification Prohibition. No Indemnifying Party shall be obligated to indemnify any Indemnifiable Loss more than once for the same Loss. Duplicate indemnification is expressly prohibited, even if the Indemnifiable Loss results in another Claim.
7.13.Duty to Mitigate. Buyer and the Company, after the Closing Date, undertake to act in good faith to avoid and/or reduce the risks of materializing Claims of any nature and, to the reasonable extent, to mitigate the value of possible Losses.
7.13.1.Sellers must provide prior written consent before making any confession, admission, plea bargain, report, consult, joining amnesty or installment programs, voluntary payments, communicating facts and/or any type of communication to third parties or Authorities involving the Company that aims to materialize any Loss or initiate a Third-Party Claim that result or may result in an obligation to indemnify Sellers, except to the extent that disclosure or communication is required by Law, otherwise, Buyer (for itself and for Buyer's Indemnifiable Parties) will not be entitled to compensation and will be responsible for indemnifying Seller and Seller's Indemnifiable Parties for any Loss that Seller or Seller's Indemnifiable Parties may suffer.
7.14.Supervening Assets. Any credit related to the period prior to the Closing Date that may be effectively received, monetized or offset, with effective cash effect, by the Company and solely related to any of the Claims listed in the Exhibit 7.14, net of any and all costs, Taxes, as well as defense costs, expenses and fees incurred by the Company for the conduct of such Claims as of the Closing Date (“Supervening Assets”), shall be included in the Indemnity Account and payable by Buyer to Sellers, as a complement to the Purchase Price, subject to the following procedures:
(i)all expenses, including attorneys' fees, expenses, court costs, and any other disbursements made in connection with the Supervening Assets (including their compensation hereunder Section 7.14) shall be paid for and borne solely by Sellers, with no limitation;
(ii)the conduct of any proceedings related to the Supervening Assets will be carried out by the Company under the direction of Buyer, being certain that, if Carlos ceases to indicate the Chief Executive Officer of the Company, as per the terms and conditions of the Shareholders’ Agreement, the Company will keep Sellers informed of such proceedings until all the Supervening Assets are definitively settled by a final and unappealable decision;
(iii)in the event that any Supervening Assets generates a potential tax credit, the decision to use or not such credit to settle any Tax payable will be made by the Parties, by mutual agreement, with the Parties acknowledging that, to the extent possible, the Company will use the Supervening Assets before their statute of limitations;
(iv)all Supervening Assets shall be paid by the Company to Sellers within five (5) Business

Days after their effective receipt or compensation by the Company; provided that, after the exercise of the Call Option and/or Put Option, as defined in the Shareholders' Agreement, the Supervening Assets may be retained by the Company to cover Potential Losses related to Third-Party Claims filed after the Initial Escrow Date. In this case, the Supervening Assets shall be adjusted by one hundred percent (100%) of the CDI, from the date of its effective receipt or use by the Company until its payment to Sellers. For clarification purposes, such withholdings shall not be duplicated with those provided for in Section 7.8; and
(v)the provisions of this Section shall also apply in the event of use of Supervening Assets by the Company's successor, including succession resulting from incorporation, spin-off, or any type of corporate reorganization.
8.TERM
8.1.Term. This Agreement is effective as of this date and shall remain in force for as long as any obligation of the Parties and/or the Company under this Agreement remains.
8.2.Termination. This Agreement may be terminated at any time prior to the Closing Date:
(i)by mutual agreement between Buyer and Sellers; or
(ii)by Sellers or by Buyer if the Closing does not occur within six (6) months from the date hereof, being automatically extended for two (2) additional months if the only Condition Precedent pending fulfillment is CADE's Approval (“Longstop Date”), provided that the discretionary right to terminate this Agreement may not be exercised by the Party that has failed to comply with a Condition Precedent or that has failure to comply with an obligation provided for in this Agreement, in any case, that is the cause or has resulted in the non-occurrence of the Closing up to the Longstop Date.
8.3.Termination Effects. In any event of termination of this Agreement pursuant to the Section 8.2 above, (i) the provisions of the Section 6.3 (Public Announcement), Section 6.4 (Confidentiality), Chapter 9 (Dispute Resolution) and Chapter 10 (General Provisions) shall remain valid and effective, and shall therefore survive the termination of this Agreement; and (ii) the termination of this Agreement shall not relieve the Parties of liability for any loss or damage caused by any breach of this Agreement or any willful misconduct or negligence that prevents Closing from occurring or malicious or culpable omission.
9.DISPUTE RESOLUTION
9.1.Arbitration. Any and all disputes arising out of or relating to this Agreement, including as to its existence, validity, effectiveness, interpretation, execution and/or termination involving any of the Parties and/or the Intervening Consenting Party, including their successors in any capacity (“Dispute”) shall be resolved by arbitration, administered by the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada – CAM-CCBC (“Chamber”), pursuant to its Arbitration Rules (“Rules”) and Law No. 9,307/96.
9.2.Composition of the Arbitral Tribunal. The arbitral tribunal shall be composed of three (3) arbitrators, of whom one (1) shall be appointed by the claimant(s), and one (1) by the defendant(s). The chairman of the arbitral tribunal shall be chosen jointly by the co-arbitrators, in consultation with the parties to the arbitration, in accordance with the Rules. If any of the parties to the arbitration do not appoint their respective arbitrators, or if the co-arbitrators appointed by the parties to the arbitration do not appoint the president of the arbitral tribunal, the missing appointments shall be made by the president of the Chamber, in accordance with the Rules.
9.2.1.In the event of arbitrations involving three (3) or more parties in which (i) they do not join in blocks of claimants and/or defendants; and/or (ii) there is disagreement about the appointment of the co-arbitrator between the parties that make up one of the poles of the dispute, all arbitrators shall be appointed by the Chamber, pursuant to the Rules, unless agreed by all parties to the arbitration to the contrary.
9.3.Seat, Governing Law, and Language of Arbitration. The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, and the arbitration shall be processed and adjudicated in accordance with Brazilian Law, and decision on the basis of equity shall be prohibited. The language of the arbitration will be Portuguese, and the production of any evidence in English is allowed without the need for translation. The decisions of the arbitral tribunal shall be final and binding on the parties to the arbitration and their successors in any capacity.
9.4.Jurisdiction for Judicial Measures. Without prejudice to this arbitration clause, the court of the District of São Paulo, State of São Paulo is elected as exclusively competent for any lawsuits related to (i) the institution of arbitration, pursuant to article 7 of Law No. 9,307/96; (ii) urgent relief, pursuant to article 22-A of Law No. 9,307/96; (iii) execution of an extrajudicial enforcement order, subject to the prerogative of choosing the party seeking enforcement, pursuant to article 781 of Law No. 13,105/2015; (iv) compliance with an arbitral award, subject to the prerogative of choosing the party seeking enforcement, pursuant to article 516, sole paragraph, of Law No. 13,105/2015; (v) annulment or supplementation of the arbitral award, pursuant to articles 32 and 33, § 4, of Law No. 9,307/96; and (vi) any other conflicts that by virtue of Brazilian Law cannot be submitted to arbitration.
9.4.1.The request for any judicial measures permitted by Law No. 9,307/96 shall not be considered a waiver of the rights provided for in this section or to arbitration.
9.5.Urgent Reliefs. Before the constitution of the arbitral tribunal, any urgent relief may be requested from the Judiciary or the emergency arbitrator, under the terms of the Arbitration Rules. After the constitution of the arbitral tribunal, all urgent relief shall be requested directly to the arbitral tribunal, which shall be responsible for granting, maintaining, modifying, or revoking any measures previously requested from the Judiciary or the emergency arbitrator, as the case may be.
9.6.Confidentiality. The Parties and the Intervening Consenting Party agree that the arbitral proceedings (including, but not limited to its existence, the Dispute, the parties' allegations and statements, the statements of third parties, evidence and documents presented, as well as any decisions rendered by the arbitral tribunal, including the arbitral award) shall be confidential and may only be disclosed (i) to the arbitral tribunal, to the parties to the arbitration, their counsel and persons necessary for the proper conduct and outcome of the arbitration; (ii) if the disclosure of specific information is required to comply with obligations imposed by Law; (iii) if such information becomes public by any other means that does not constitute a violation of this provision; or (iv) if the disclosure of this information is necessary for one of the parties to appeal to the Judiciary in the cases provided for in Law 9,307/96.
9.7.Consolidation. The Chamber (if before the constitution of the arbitral tribunal) or the arbitral tribunal (if after its constitution) may consolidate simultaneous arbitral proceedings, upon request of one of the parties to the arbitration, provided that (a) such proceedings involve any of the Parties and/or the Intervening Consenting Party, even if not all of them are party to both proceedings; (b) the dispute arises out of or relates to this Agreement and/or other related instruments entered into by the Parties and/or the Intervening Consenting Party and their respective successors; (c) there is compatibility of arbitration clauses; and (d) there is no unreasonable prejudice to any of the parties to the proceedings. The competence for consolidation shall be of the first arbitral tribunal constituted, and its decision shall be binding on all parties to the consolidated arbitrations.
9.8.Expenses and Fees. The expenses of the arbitral proceeding, including, but not limited to, the administrative costs of the Chamber, and the fees of arbitrators and experts, when applicable, shall be borne by each party in accordance with the Rules. Upon delivery of the arbitral award, the arbitral tribunal shall determine the reimbursement to the prevailing party of the expenses of the arbitral proceedings, including, but not limited to, the administrative costs of the Chamber, arbitrators' and experts' fees, reasonable contractual attorneys' fees, in proportion to the loss. No attorney's fees will be due for loss.
9.9.Binding Effect. For the sake of clarity, this arbitration clause is valid, binding, and enforceable against the Intervening Consenting Party or any other signatory to this Agreement and any amendments thereto, unless expressly provided otherwise.
10.MISCELLANEOUS
10.1.Late Payment; Fine. If any payment provided for in this Agreement is not made in a timely manner, or is partially made, without prejudice to the obligation to pay the overdue amount, the debtor Party will be subject to the payment of a late payment penalty [***], applicable from the due date until the date of effective payment.
10.2.All Covenants. This Agreement (including its Exhibits) constitutes the entire agreement between the Parties and the Company with respect to the operations hereunder.
10.3.Intervening Consenting Party. The Intervening Consenting Party signs this Agreement, declaring to be aware of all its terms and conditions, and committing themselves to fully comply with it as applicable.
10.4.Irrevocability and Alteration. This Agreement is entered into irrevocably and irreversibly and binds the Parties and their heirs and successors, in any capacity, and may only be amended by means of a written amendment, duly signed by all Parties.

10.5.Tolerances and Waivers. Any tolerance by either Party for delay, non-compliance, or inaccurate compliance with any of the provisions of this Agreement shall not be construed or interpreted as a waiver of any right of this Party, shall not prejudice the right to demand compliance with the obligation assumed, nor shall it constitute novation.
10.6.Severability. The invalidity or ineffectiveness, in whole or in part, of any of the clauses of this Agreement shall not affect the others, which shall always remain valid and effective until the fulfillment, by the Parties, of all their obligations hereunder.
10.7.Assignment. This Agreement and/or the rights or obligations hereunder may not be assigned by either Party without the prior written consent of the other Parties. Any assignment attempt made in violation of such provisions shall be null and void and shall have no force or effect.
10.8.Specific Performance. Without prejudice to other remedies held by the Parties, the provisions and obligations assumed in this Agreement entail specific performance, and it is possible that any losses and damages may not be sufficient measures to adequately satisfy the right of the Parties.
10.9.Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including attorneys' and other advisors' costs and expenses) incurred as a result of this Agreement and its obligations hereunder.
10.10.Communications and Notices. All notices, consents, requests, and other communications provided for in this Agreement will only be considered valid and effective if they are in writing and are sent by letter with return receipt or protocol, or email with proof of receipt, and must be sent to the Parties at the following addresses:
10.10.1.Whether to Sellers or to the Company (prior to Closing):
[***]

With copy to:
[***]

10.10.2.Maria Gabriela hereby appoints, irrevocably and irreversibly, under the terms of articles 684, 685 et seq. of the Brazilian Civil Code, Carlos as an attorney-in-

fact with powers to represent her, for all purposes of this Agreement, including for: (i) send all notifications provided for in the Section 2.4, and on her behalf agree or disagree with the Purchase Price Adjustment Amount; (ii) represent Sellers for all purposes of the Chapters 3 and 4 and (a) agree or disagree with Buyer's compliance with the Conditions Precedent, (b) waive compliance with any Conditions Precedent, if allowed by Law, (c) extend the period provided for in the Section 8.1(ii) for the Deadline, and (d) notify Buyer of the fulfillment of the Conditions Precedent by Sellers; (iii) receive any and all notices, summonses, subpoenas or other acts that may be delivered in connection with a Direct Claim or a Claim arising out of or relating to this Agreement, filed by any of the Parties, the Company, any Authority or third party; (iv) represent Maria Gabriela for all purposes of the Chapter 7 (Indemnification). Any notice sent to Sellers shall be forwarded solely and exclusively to Carlos. Any notice given to Buyer shall be provided solely and exclusively by Carlos.
10.10.3.Whether to Buyer or to Company (after the Closing Date):
[***]
With copy to:
[***].

10.10.4.The change of addressee, address or any of the information indicated above must be promptly communicated in writing to the other Parties and the Intervening Consenting Party, as provided for herein; if such communication is no longer made, any notice or communication delivered to the recipients or to the addresses indicated above will be considered to have been properly made and received.
10.11.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil.
10.12.Language. This Agreement was drafted in English and Portuguese. In the event of any discrepancy, the English version shall prevail.
10.13.Signing of the Agreement. The Parties and the Intervening Consenting Party acknowledge that this Agreement (and its Exhibits), electronically signed by means of a digital signature using certificates issued in accordance with the parameters of the Brazilian Public

Key Infrastructure (“ICP-Brasil”), is fully valid in electronic format, being equivalent to a physical document for all legal purposes, acknowledging and declaring the signatories, in view of the provisions of paragraph 2 of article 10, of Provisional Measure No. 2,2002, of August 24, 2001, that the signing of this Agreement in electronic means on an electronic platform is the means chosen by mutual agreement by all Parties as capable of proving authorship and integrity of the instrument, and give it full legal effect, as if it were a physical document. All signatures affixed, simultaneously on this date, to this instrument in electronic media, in the manner provided for in this Section 10.13, are full force and sufficient for the authenticity, integrity, existence and validity of this Agreement. The electronic or digital signature by an individual, even if made only once, will be considered valid, effective and binding in relation to their own natural person and any natural or legal person of which he is an attorney or legal representative. The effective date of this Agreement, for all purposes, shall be the date indicated at the end of the Agreement, even if digital or electronic signatures are affixed to a different date. Even if either Party may digitally sign this Agreement in a different location, the place of execution of this Agreement is, for all purposes, the City of São Paulo, State of São Paulo, as indicated below. The electronic signature of a particular signer will not bind you until all other signatories sign this Agreement.
And, because they are thus fair and contracted, the Parties sign this Agreement electronically with the two (2) witnesses below, all present.
São Paulo, August 20, 2025
[signature page follows on the next page]
[rest of page intentionally left blank]

(Signature page of the Share Purchase Agreement entered into Evertec Brasil Informática S.A., Carlos Alberto Santana and Maria Gabriela Santana)

Buyer:

EVERTEC BRASIL INFORMÁTICA S.A.

/s/ Claudio Almeida Prado Name: Claudio Almeida Prado Position: Officer with no specific designation	/s/ Pilar Maria Bazterrica Nome: Pilar Maria Bazterrica Position: Chief Executive Officer

Sellers:

/s /Carlos Alberto Santana
CARLOS ALBERTO SANTANA

/s/ Maria Gabriela Santana
MARIA GABRIELA SANTANA

Intervening Consenting Party:

TECNOBANK TECNOLOGIA BANCÁRIA S.A.

/s/ Renata Rezende Pontes Herani Alves Name: Renata Rezende Pontes Herani Alves Position: Chief Executive Officer

Witnesses:

/s/ Filipe Bodenmuller Name: Filipe Bodenmuller RG: [***] CPF: [***]	/s/ Luciana Sterzo Nome: Luciana Sterzo RG: [***] CPF: [***]